UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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DERMIRA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2019

To our stockholders:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders to be held at our headquarters located at 275 Middlefield Road, Suite 150, Menlo Park, California 94025 on Tuesday, June 4, 2019 at 10:00 a.m. Pacific Time (the “Annual Meeting”).

The matters expected to be acted upon at the Annual Meeting are described in the accompanying notice and proxy statement. The U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 24, 2019, we expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our Annual Meeting and our 2018 Annual Report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email, if desired.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by internet, telephone or by completing and returning the proxy card to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Sincerely,

Thomas G. Wiggans
Chief Executive Officer and Chairman of the Board

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, please vote on the internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person at the Annual Meeting or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

DERMIRA, INC.
275 Middlefield Road, Suite 150
Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 24, 2019

Time and Date:	Tuesday, June 4, 2019 at 10:00 a.m. Pacific Time

Place:	Our headquarters located at 275 Middlefield Road, Suite 150, Menlo Park, California 94025

Items of Business:	1.
Elect three Class II directors of Dermira, Inc., each to serve a three-year term expiring at the 2022 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

	2.	Vote, on a non-binding advisory basis, on the compensation paid by us to our named executive officers for the year ended December 31, 2018.

	3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

	4.	Transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	Only stockholders of record at the close of business on April 12, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Proxy Voting:
Each share of common stock that you own represents one vote. For questions regarding your stock ownership, you may contact our Investor Relations department by phone at (650) 421-7200 or by email at investor@dermira.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 24, 2019.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and to vote and submit your proxy through the internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Thomas G. Wiggans
Chief Executive Officer and Chairman of the Board

Menlo Park, California
April 24, 2019

DERMIRA, INC.

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

i

ii

DERMIRA, INC.
275 Middlefield Road, Suite 150
Menlo Park, California 94025

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

April 24, 2019

GENERAL INFORMATION

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Dermira, Inc. (“we,” “our,” and “us”) for use at our 2019 Annual Meeting of Stockholders to be held at our headquarters located at 275 Middlefield Road, Suite 150, Menlo Park, California 94025 on Tuesday, June 4, 2019, at 10:00 a.m. Pacific Time (the “Annual Meeting”), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies to each stockholder. On or about April 24, 2019, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials while providing our stockholders timely access to this important information. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability

General Information About the Annual Meeting

Purpose of the Meeting

You are receiving this proxy statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.

Record Date; Quorum

Only holders of record of shares of our common stock at the close of business on April 12, 2019, the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 12, 2019, we had 53,667,718 shares of common stock outstanding and entitled to vote. For 10 days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters.

The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present or represented by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.

Voting Rights

In deciding all matters at the Annual Meeting, each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 12, 2019. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of April 12, 2019, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, as of the close of business on April 12, 2019, your shares of our common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card by mail.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, as of the close of business on April 12, 2019, your shares were held in an account with a brokerage firm, bank, trustee or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Shares for which a broker does not receive voting instructions from the beneficial owner of the shares or the broker lacks discretionary authority to vote the shares will result in broker non-votes. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, approval of executive compensation or the frequency of future advisory votes on executive compensation. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Required Vote

The voting requirements for the proposals to be considered at the Annual Meeting are as follows:

Proposal	Vote Required	Discretionary Voting Allowed?	Effect of Abstentions	Effect of Broker Non-Votes on Outcome
Proposal No. 1 — Election of Class II Directors

You may vote “FOR” all of the nominees, “WITHHOLD” your vote with respect to all of the nominees or “FOR” all of the nominees except for any of the nominees that you specify.	Plurality of the shares, which means that the three individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected.	No	None	None

Proposal No. 2 — Non-Binding Advisory Vote on Approval of Executive Compensation

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.	Majority of the shares present, represented and entitled to vote at the Annual Meeting	No	Deemed to be votes against the proposal	None

Proposal No. 3 — Ratification of Appointment of Ernst & Young LLP for the year ending December 31, 2019

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.	Majority of the shares present, represented and entitled to vote at the meeting	Yes	Deemed to be votes against the proposal	None

Recommendations of the Board of Directors

None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated. Our board of directors recommends that you vote on the proposals to be considered at the Annual Meeting as follows:

Proposal	Recommendation
Proposal No. 1 — Election of Class II Directors	The board of directors recommends that you vote “FOR” all of the Class II directors named in this proxy statement.

Proposal No. 2 — Non-Binding Advisory Vote on Approval of Executive Compensation	The board of directors recommends that you vote, on a non-binding advisory basis, “FOR” approval of the compensation of our named executive officers for the year ended December 31, 2018.

Proposal No. 3 — Ratification of Appointment of Ernst & Young LLP for the year ending December 31, 2019	The board of directors recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;
•	vote by telephone or through the internet—in order to do so, please follow the instructions shown on your proxy card; or
•	vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

Votes submitted by telephone or internet must be received by 11:59 p.m. Eastern Time on June 3, 2019. Submitting your proxy, whether by telephone, through the internet or, if you request or receive a paper proxy card, by mail, will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access and vote your proxy card. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access and vote each proxy card by telephone, through the internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to stockholders. Following the original distribution and mailing of the soliciting materials, we and our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the distribution and original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the internet; or
•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the internet;
•	instruct us to mail paper copies of our future proxy materials to you; and
•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

A representative of our mailing agent, Broadridge Financial Solutions, Inc., will tabulate the votes and act as inspector of elections for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the “Investors & Media” section of our website located at https://dermira.com/docsandcharters. Our nominating and corporate governance committee reviews the Corporate Governance Guidelines periodically and changes are recommended to our board of directors as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make recommendations to the board of directors with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person, the chairperson schedules and sets the agenda for meetings of the board of directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the chairperson or, if the chairperson and the chief executive officer are the same person, the lead independent director, include: presiding at executive sessions of independent directors, serving as a liaison between the chairperson and the independent directors of our board of directors, consulting with the chairperson regarding the information sent to the board of directors in connection with its meetings, having the authority to call meetings of the board of directors and meetings of the independent directors and performing such other functions and responsibilities as requested by the board of directors from time to time.

Our board of directors believes that our stockholders and the company currently are best served by having Thomas G. Wiggans, our chief executive officer, serve as chairman of the board of directors and Fred B. Craves serve as our lead independent director. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Wiggans’ extensive executive leadership and operational experience, including familiarity with our business as a founder and chief executive officer and his experience serving on the boards of directors, including as chairman, of other public companies. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the chief executive officer brings company-specific experience and expertise. Our board of directors believes that Mr. Wiggans’ combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, including the role and responsibilities of the lead independent director, the composition of the board of directors and sound corporate governance policies and practices.

Role of Board in Risk Oversight

Our board of directors, as a whole, has primary responsibility for risk oversight, although the committees of our board of directors oversee and review areas of risk that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. Our audit committee reviews our major financial risk exposures. Our compensation committee evaluates our major compensation-related risk exposures. Our nominating and corporate governance committee reviews risk exposures related to healthcare regulatory compliance and discusses the narrative disclosure regarding our board of directors’ leadership structure and role in risk oversight. Our science and technology committee reviews our risk exposures in areas relating to our research and development activities, clinical development programs and intellectual property. Our commercialization and patient value committee reviews our commercialization and market risk exposures.

Independence of Directors

Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). These provide that a director is independent if, in the opinion of that company’s board of directors, such person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Applying these standards, the board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining director independence, including the beneficial ownership of our common stock by each non-employee director.

Based upon this review, our board of directors has determined that David E. Cohen, Fred B. Craves, Matthew K. Fust, Mark D. McDade, Jake R. Nunn, William R. Ringo and Kathleen Sebelius, representing seven of our nine directors, are currently independent as determined under applicable Nasdaq rules, regulations and listing standards. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

All members of our audit committee, compensation committee and nominating and corporate governance committee must be independent directors under the applicable Nasdaq rules, regulations and listing standards. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation (including in connection with such member’s service as a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from us or any of our subsidiaries) or (2) be an affiliated person of us or any of our subsidiaries. Members of the compensation committee also must satisfy a separate SEC independence requirement and a related Nasdaq listing standard relating to their affiliation with us and what advisory, consulting or other fees they may have received from us. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee and compensation committee satisfy the relevant SEC and Nasdaq independence requirements for the members of such committees.

Board Evaluation Process

Each year, our board of directors and its committees complete an assessment of their performance, respectively. The assessment includes an evaluation of the topics covered by the board of directors or applicable committee during the year, the effectiveness of the board and board committees in fulfilling their functions and responsibilities, the structure, composition and processes of the board of directors or applicable committee and the information received by the board of directors or applicable committee in fulfilling their functions. Our nominating and corporate governance committee oversees this assessment process.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, a science and technology committee and a commercialization and patient value committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by the board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Dermira, Inc., 275 Middlefield Road, Suite 150, Menlo Park, California 94025, Attn: Legal Department, or on the “Investors & Media” section of our website located at https://dermira.com/docsandcharters. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Mr. Fust, Dr. Cohen and Mr. Ringo. Mr. Fust is the chairperson of our audit committee. Each member of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations and is financially literate as required by Nasdaq listing standards. In addition, our board of directors has determined that Mr. Fust is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements and the lead partner overseeing the audit;
•	ensuring the independence of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our quarterly and year-end financial statements;
•	establishing procedures for employees to confidentially and anonymously submit concerns about questionable accounting or audit matters;
•	considering the adequacy of our internal controls and internal audit function;
•	reviewing material related party transactions; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm and fees relating thereto.

Compensation Committee

Our compensation committee is comprised of Dr. Craves and Messrs. Fust and Ringo. Dr. Craves is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is (i) an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, only to the extent required in order to obtain deductibility under Section 162(m), and (ii) a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers;
•	reviewing and recommending to our board of directors the compensation of our non-employee directors;
•	administering our cash-based and equity-based compensation plans;
•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;
•	reviewing our overall compensation strategy;
•	reviewing and approving our Compensation Disclosure and Analysis; and
•	assessing the impact of our compensation programs and arrangements on company risk.

The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of our non-employee directors. The compensation committee may take into account the recommendations of the board of directors (or any member thereof) with respect to compensation of our executive officers.

The compensation committee has engaged an external compensation consultant, Radford Consulting, an Aon Hewitt company (“Radford”), to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters. Specifically, Radford was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;
•	review and assess our executive compensation policies and practices relative to market practices;
•	review and assess our executive and non-employee director compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation committee;
•	review market practices on our equity incentive programs and employee stock purchase plan; and
•	assist with our chief executive officer pay ratio analysis.

Other than the services described above and the provision of a subscription to surveys for executive and non-executive market data, for which we were billed approximately $200,000 for services rendered in 2018, Radford has not provided our company or our compensation committee with any other services for the same period. Representatives of Radford attend regular meetings of the compensation committee, including independent director sessions from time to time without any members of management present. Radford works directly with our compensation committee (and not on behalf of management) to assist the compensation committee in satisfying its responsibilities and will undertake no projects for management without the compensation committee’s prior approval. The compensation committee has determined that Radford does not have any conflicts of interest in advising the compensation committee under applicable SEC and Nasdaq rules and regulations.

The compensation committee has delegated, in accordance with applicable law, rules and regulations and our certificate of incorporation and bylaws, to an equity awards committee comprised of our chief executive officer and chief financial officer, the authority to make certain types of equity awards to employees other than specified officers or directors under our 2014 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our compensation committee.

Please see the section entitled “Nominations Process and Director Qualifications—Director Compensation Program” and “Executive Compensation” for a description of our processes and procedures for the consideration and determination of executive officer and director compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Nunn, Dr. Cohen and Ms. Sebelius. Mr. Nunn is the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, considering and nominating candidates for membership on our board of directors;
•	recommending directors to serve on board committees;
•	reviewing and recommending changes to our corporate governance guidelines and policies;
•	reviewing proposed waivers of the codes of conduct for directors, executive officers and employees (with waivers for directors or executive officers to be approved by the board of directors);
•	evaluating, and overseeing the process of evaluating, the performance of our board of directors and board committees; and
•	assisting our board of directors on corporate governance matters.

Science and Technology Committee

Our science and technology committee is comprised of Drs. Cohen, Bauer, Craves and Mr. McDade. Dr. Cohen is the chairperson of our science and technology committee. Our science and technology committee is responsible for, among other things:

•	reviewing our research and development programs;
•	identifying and providing advice to our board of directors and management on significant emerging trends and issues in science and technology relevant to our business;
•	meeting with our scientific advisory board and other relevant scientific and medical leaders; and
•	providing advice to our board of directors on the scientific, medical, research and development and intellectual property aspects of our transactions such as acquisitions and licenses.

Commercialization and Patient Value Committee

Our commercialization and patient value committee is comprised of Ms. Sebelius, Dr. Cohen, and Messrs. McDade and Ringo. Ms. Sebelius is the chairperson of the committee. Our commercialization and patient value committee is responsible for, among other things:

•	reviewing, assessing and advising on our long-term commercial strategy and commercial organization;
•	identifying and advising on relevant significant emerging commercial trends and issues;
•	advising on the commercial viability of potential assets from significant corporate transactions; and
•	participating from time to time in our commercial advisory board meetings and meetings with other relevant commercial, scientific and medical leaders.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during the year ended December 31, 2018 included Dr. Craves and Messrs. Fust and Ringo. None of the members of our compensation committee in 2018 was at any time during 2018 or at any other time an officer or employee of Dermira or any of its subsidiaries, and none had or have any relationships with Dermira that are required to be disclosed under Item 404 of Regulation S-K. During 2018, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that had one or more executive officers who served on our board of directors or compensation committee.

Board and Committee Meetings and Attendance

The board of directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time. During 2018:

•	the board of directors held seven meetings;
•	the audit committee held five meetings;
•	the compensation committee held six meetings;
•	the nominating and corporate governance committee held four meetings;
•	the science and technology committee held four meetings; and
•	the commercialization and patient value committee held four meetings.

During 2018, each member of the board of directors attended at least 75% of the aggregate of all meetings of the board of directors and of all meetings of committees on which such member served that were held during the period in which such director served, except that Mr. McDade attended 50% of the meetings of the science and technology committee in 2018.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All of the then-serving members of our board of directors were present at our 2018 annual meeting of stockholders.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet frequently without management, including in executive sessions held during quarterly meetings of the board of directors, to promote open and honest discussion. Our lead independent director, currently Dr. Craves, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairperson or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary or by sending an email to the board of directors at board@dermira.com.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of the board of directors will not be provided to directors. Any communication that is not provided to directors is recorded in a log and made available to our board of directors.

The address for these communications is:

Dermira, Inc.
c/o Corporate Secretary
275 Middlefield Road, Suite 150
Menlo Park, California 94025

Codes of Business Conduct and Ethics

We have adopted Codes of Business Conduct and Ethics that apply to all of our board members, officers and employees. Our Codes of Business Conduct and Ethics are posted on the “Investors & Media” section of our website located at https://dermira.com/docsandcharters. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Codes of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the nominating and corporate governance committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information—Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for considering and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines and charters of the committees of the board. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

Director Compensation Program

The compensation committee reviews director compensation annually and recommends changes to the board of directors when appropriate. In evaluating director compensation, the compensation committee considers the information, analysis and recommendations provided by its compensation consultant, Radford, including data regarding compensation paid to non-employee directors by companies in our peer group companies (as described in “Compensation Discussion and Analysis—Competitive Market Data”), and seeks to align our director compensation program to market compensation levels and our overall compensation philosophy.

Cash Compensation. Non-employee directors receive an annual cash retainer for service on our board of directors and an annual cash retainer for service on committees of the board. Annual cash retainer amounts paid for service on our board of directors and committees of the board in 2018 are set forth below:

Role on the Board of Directors/Committee	2018 ($)
Non-employee director	40,000
Lead independent director	15,000	(1)
Audit committee chair	15,000	(1)
Audit committee member	7,500	(2)
Compensation committee chair	12,500
Compensation committee member	6,000
Nominating and corporate governance committee chair	7,500	(2)
Nominating and corporate governance committee member	3,500	(3)
Science and technology committee chair	10,000
Science and technology committee member	5,000
Commercialization and patient value committee chair	10,000
Commercialization and patient value committee member	5,000
(1)	Increased to $20,000, effective January 1, 2019.
(2)	Increased to $10,000, effective January 1, 2019.
(3)	Increased to $5,000, effective January 1, 2019.

Equity Compensation. In addition to annual cash retainers for service on our board of directors and committees of our board, our non-employee directors receive grants of stock options and restricted stock units as described below. Each option has an exercise price equal to the fair market value of our common stock on the date of grant and a 10-year term. All equity awards to non-employee directors will accelerate as to all then-unvested shares immediately prior to the effectiveness of a change of control of our company.

Initial Grants. Following our initial public offering in October 2014, each non-employee director who became a member of our board of directors was granted an initial stock option to purchase 20,689 shares of our common stock upon election to our board of directors. Effective as of January 1, 2017, each non-employee director who becomes a member of our board of directors will be granted an initial stock option to purchase 20,000 shares of our common stock upon election to our board of directors. All initial non-employee director equity grants are subject to vesting and become exercisable over three years with one-third of the shares vesting and becoming exercisable on each anniversary of the date on which the non-employee director commences service.

Annual Grants. Following our initial public offering in October 2014, each non-employee director who continued to serve on our board of directors immediately following our annual meeting of stockholders was automatically granted a stock option to purchase 10,344 shares of our common stock, subject to proration on a monthly basis in the event the non-employee director had not served an entire year on our board of directors since his or her last stock option grant. Beginning on the date of our 2017 annual meeting of stockholders, each non-employee director who continues to serve on our board of directors immediately following our annual meeting of stockholders will be automatically granted a stock option to purchase 6,000 shares of our common stock and 3,000 restricted stock units, subject to proration on a monthly basis in the event the non-employee director had not served an entire year on our board of directors since his or her last equity grant.

The number of shares underlying annual equity awards granted to our non-employee directors since our initial public offering, and to be granted immediately following the Annual Meeting, are set forth below:

Annual Meeting of Stockholders	Shares Underlying Annual Stock Option Awards	Shares Underlying Annual Restricted Stock Units
2015	10,344	—
2016	10,344	—
2017	6,000	3,000
2018	6,000	3,000
2019	6,000	3,000

All annual non-employee director equity grants are subject to vesting and will vest and, with respect to stock options, vest and become exercisable, as to 100% of the shares on the first anniversary following the grant date.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses. We do not pay fees to directors for attendance at meetings of our board of directors and its committees.

2018 Director Compensation

The following table provides information for the year ended December 31, 2018 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2018, other than Thomas G. Wiggans, our chief executive officer, and Eugene A. Bauer, our chief medical officer. Mr. Wiggans and Dr. Bauer are not included in the table below as they are employees and receive no compensation for their services as directors. The compensation received by Mr. Wiggans and Dr. Bauer as employees is shown in the “Summary Compensation Table” on page 43.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Total ($)
David E. Cohen	66,000	37,875	29,850	133,725
Fred B. Craves	72,500	37,875	29,850	140,225
Matthew K. Fust	61,000	37,875	29,850	128,725
Mark D. McDade	50,000	37,875	29,850	117,725
Jake R. Nunn	47,500	37,875	29,850	115,225
William. R. Ringo	58,500	37,875	29,850	126,225
Kathleen Sebelius	53,500	37,875	29,850	121,225
(1)	Amounts shown in this column reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for equity awards granted during the year. The assumptions used in calculating the grant date fair value of the equity reported in this column are set forth in Notes 2 and 9 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by the directors from the equity awards.

Director Equity Awards

The aggregate number of shares underlying stock options and the number of restricted stock units outstanding at December 31, 2018 for each non-employee director was as follows:

Name	Aggregate Number of Shares Underlying Stock Options Outstanding as of December 31, 2018	Aggregate Number of Restricted Stock Units Outstanding as of December 31, 2018
David E. Cohen	72,342	3,000
Fred B. Craves	32,688	3,000
Matthew K. Fust	46,912	3,000
Mark D. McDade	53,377	3,000
Jake R. Nunn	32,688	3,000
William. R. Ringo	49,239	3,000
Kathleen Sebelius	39,585	3,000

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meeting of stockholders held in 2020 and 2021, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that the three nominees for Class II director named below, each of whom is currently serving as a Class II director, be elected as a Class II director for a three-year term expiring at the 2022 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes for the election of directors.

Nominees to the Board of Directors

The nominees and their ages as of March 31, 2019, occupations and length of service on our board of directors are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Class II Directors
Eugene A. Bauer, M.D.(1)	76	Chief Medical Officer, Dermira	August 2010
David E. Cohen, M.D., M.P.H.(1)(2)	54	Physician and Professor, New York University School of Medicine	June 2014
Fred B. Craves, Ph.D.(1)(3)	73	Managing Director, Bay City Capital	August 2010
(1)	Member of the science and technology committee.
(2)	Member of the audit committee, the commercialization and patient value committee and the nominating and corporate governance committee.
(3)	Lead independent director and member of the compensation committee.

Eugene A. Bauer, M.D. Dr. Bauer founded our company in August 2010, has served as a member of our board of directors since August 2010 and has served as our chief medical officer since October 2011. From February 2010 to June 2012, Dr. Bauer served on the board of directors of Vyteris, Inc., a biopharmaceutical company. From June 2006, Dr. Bauer served as a member of board of directors of Peplin, Inc., a biotechnology company, and in October 2008, he became its President and Chief Medical Officer, serving in these positions until Peplin’s acquisition by LEO Pharma A/S in November 2009. From November 2004 to October 2008, Dr. Bauer was Chief Executive Officer of Neosil Inc., a dermatology company that was acquired by Peplin in October 2008. In 1993, Dr. Bauer co-founded Connetics Corporation, a dermatology company, where he served as a member of the board of directors until October 2005. Dr. Bauer served as Dean of the Stanford University School of Medicine from 1995 to 2001 and as Chair of the Department of Dermatology at the Stanford University School of Medicine from 1988 to 1995. Dr. Bauer is a Lucy Becker Professor, Emeritus, in the School of Medicine at Stanford University, a position he has held since 2002. In addition, he is a member of the boards of directors of Aevi Genomic Medicine, Inc. (formerly Medgenics, Inc.), a publicly-traded biotechnology company, Kadmon Holdings, Inc., a publicly-traded biopharmaceutical company, and First Wave Technologies, Inc., a privately-held medical device company. Dr. Bauer also previously served as a member of the boards of directors of Cerecor, Inc., Dr. Tattoff, Inc., Protalex, Inc., PetDRx, Inc., Arbor Vita Corp., Patient Safety Technologies, Inc., MediSync Bioservices and Modigene Inc. (later re-named PROLOR Biotech, Inc.). Dr. Bauer was a U.S. National Institutes of Health (“NIH”) funded investigator for 25 years and has served on review groups for the NIH. Dr. Bauer has been elected to several societies, including the National Academy of Medicine of the United States, and currently serves as a director of the American Dermatological Association, Inc. Dr. Bauer received a B.S. in medicine and an M.D. from Northwestern University. Our board of directors believes that Dr. Bauer’s educational and scientific background and his product development and management experience at a number of dermatology companies, as well as his experience serving on the boards of directors of public and private companies in the life sciences industry, qualify him to serve on our board of directors.

David E. Cohen, M.D., M.P.H. Dr. Cohen has been a director of our company since June 2014. Dr. Cohen previously served as a scientific advisor to us from July 2010 to June 2014. Since 1993, Dr. Cohen has held positions at the New York University School of Medicine, including as Chief of Allergy and Contact Dermatitis since 1994, Director of Occupational and Environmental Dermatology since 1994, Associate Professor of Dermatology since 2005, Vice Chairman of Clinical Affairs since 2008 and the Charles C. and Dorothea E. Harris Professor of Dermatology since May 2013. Dr. Cohen has served as a lecturer of Environmental Sciences at the Columbia University School of Public Health since 1993 and has served as an Affiliated Faculty Member of the NYU Global Institute of Public Health since 2014. In addition, he has been an attending physician at the Ronald O. Perelman Department of Dermatology at the Tisch Hospital at New York University Medical Center and at Bellevue Hospital Center since 1994. Dr. Cohen served on the boards of directors of Vyteris from June 2011 to January 2012 and Connetics from December 2005 until its sale to Stiefel Laboratories, Inc. in December 2006. Dr. Cohen has served as a clinical consultant to numerous companies. Dr. Cohen is currently Past President of the American Dermatological Association. Dr. Cohen has also served on the boards and committees of a number of professional organizations, including as President of the American Contact Dermatitis Society, as a founding board member of the American Acne and Rosacea society, as President of the Dermatology Section for the New York Academy of Medicine and on several committees of the American Academy of Dermatology and the American College of Allergy, Asthma, and Immunology. Dr. Cohen is also a member of the editorial board of Journal of Drugs in Dermatology and the editorial advisory boards of Dermatitis and Skin and Allergy News. Dr. Cohen earned a B.S. in biomedical science from the City University of New York, an M.D. from State University of New York at Stony Brook School of Medicine and an M.P.H. in environmental science from Columbia University School of Public Health. Our board of directors believes that Dr. Cohen’s extensive experience in dermatology research and treatment, as well as his understanding of dermatology from the physician’s and patient’s perspectives, qualify him to serve on our board of directors.

Fred B. Craves, Ph.D. Dr. Craves has served on the board of directors since August 2010. Dr. Craves co-founded Bay City Capital (“BCC”) in 1997 and currently serves as managing director. Over the course of his career, Dr. Craves has worked in executive management of a multinational pharmaceutical company and founded and managed several biotech companies. His current board memberships include two publicly-traded biopharmaceutical companies, Madrigal Pharmaceuticals, where he is lead director, and Twist Bioscience Corporation, and two private biopharmaceutical companies, Reset Therapeutics, Inc. and Imidomics Inc. Dr. Craves earned a B.S. in biology from Georgetown University, M.S. in biochemical pharmacology from Wayne State University and Ph.D. in pharmacology and experimental toxicology from the University of California in San Francisco. Our board of directors believes that Dr. Craves’ investment experience and extensive knowledge of the life sciences industry qualify him to serve on our board of directors.

Required Vote

Our Class II directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the three nominees receiving the highest number of “FOR” votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of Drs. Bauer, Cohen and Craves.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION
OF EACH OF THE THREE NOMINATED DIRECTORS

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages as of March 31, 2019, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors
Matthew K. Fust(1)(2)	54	Advisor	April 2014
William R. Ringo(1)(2)(3)	73	Advisor	July 2014
Kathleen Sebelius(3)(4)	70	Advisor	September 2013

Class III Directors:
Mark D. McDade(3)(5)	63	Founding Partner, Qiming Venture Capital US	August 2014
Jake R. Nunn(4)	48	Venture Advisor, New Enterprise Associates	May 2011
Thomas G. Wiggans	67	Chief Executive Officer, Dermira	August 2010
(1)	Member of the audit committee
(2)	Member of the compensation committee.
(3)	Member of the commercialization and patient value committee.
(4)	Member of the nominating and corporate governance committee.
(5)	Member of the science and technology committee.

Matthew K. Fust. Mr. Fust has been a director of our company since April 2014. Mr. Fust currently serves as a board member to Atara Biotherapeutics, Inc., Crinetics Pharmaceuticals, Inc., MacroGenics, Inc. and Ultragenyx Pharmaceutical, Inc., each of which is a publicly-traded biotechnology company. He also served as a board member to Sunesis Pharmaceuticals, Inc., a publicly-traded biotechnology company, from May 2005 to May 2017. Mr. Fust retired as Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, a biopharmaceutical company, where he served from January 2009 until its acquisition by Amgen Inc. in October 2013, and continued as an employee of Amgen until January 2014. Prior to joining Onyx Pharmaceuticals, Mr. Fust was Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals, Inc., a biopharmaceutical company, from May 2003 to December 2008. From May 2002 to May 2003, Mr. Fust was Chief Financial Officer of Perlegen Sciences, Inc., a pharmacogenomics company. Previously, he was Senior Vice President and Chief Financial Officer of ALZA Corporation, a biopharmaceutical company, where he was an executive from June 1996 to January 2002. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Andersen Consulting. Mr. Fust holds a B.A. in accounting from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. Our board of directors believes that Mr. Fust’s financial expertise, with its focus on the pharmaceutical and biopharmaceutical industries, qualifies him to serve on our board of directors.

Mark D. McDade. Mr. McDade has been a director of our company since August 2014. Mr. McDade currently serves as a founding partner of Qiming Venture Capital US, a venture capital fund focused on investments in healthcare technology companies in the United States. Prior to that, he served in various roles with UCB S.A., a biopharmaceutical company, including as Executive Vice President, Chief Operating Officer from February 2015 to October 2016, Executive Vice President, Established Brands, Solutions and Supply from February 2013 to February 2015, Executive Vice President, Global Operations from January 2009 to February 2013 and Executive Vice President, Corporate Strategy and Development from April 2008 to December 2008. From November 2002 until October 2007, Mr. McDade served as Chief Executive Officer and on the board of directors of PDL BioPharma, Inc., a holding and management company. From December 2000 until November 2002, Mr. McDade served as Chief Executive Officer of Signature BioScience Inc., a drug discovery company. Prior to that, he co-founded and served as Chief Operating Officer of Corixa Corporation, a biopharmaceutical company, from September 1994 until December 1998, and as President and Chief Operating Officer from January 1999 to November 2000. Previously, Mr. McDade was Chief Operating Officer of Boehringer Mannheim Therapeutics, the biopharmaceutical division of Corange Limited, and held numerous business development and general management positions at Sandoz Ltd (a division of Novartis International AG). He has served as chair of the board of directors of Aimmune Therapeutics, Inc., a publicly-traded biotechnology company, since May 2015. From April 2005 to July 2009, he served on the board of directors of Cytokinetics, Incorporated, a biotechnology company, and from July 2006 to December 2018, he served on the board of directors of Five Prime Therapeutics, Inc., a biotechnology company. Mr. McDade received a B.A. in history from Dartmouth College and an M.B.A. from Harvard Business School. Our board of directors believes that Mr. McDade’s executive leadership experience, extensive business development and operations experience and service on the boards of directors of companies in the biopharmaceutical industry qualify him to serve on our board of directors.

Jake R. Nunn. Mr. Nunn has been a director of our company since May 2011. Mr. Nunn is currently a venture advisor at New Enterprise Associates, Inc., a venture capital firm, where he was a partner from June 2006 until January 2019. From January 2001 to June 2006, Mr. Nunn served as a Partner and an analyst for the MPM BioEquities Fund, a life sciences fund at MPM Capital, L.P., a private equity firm. Previously, Mr. Nunn was a healthcare research analyst and portfolio manager at Franklin Templeton Investments and an investment banker with Alex, Brown & Sons. Mr. Nunn currently serves on the board of directors of Trevena, Inc. and Addex Therapeutics Ltd., each a publicly-traded pharmaceutical company. From 2009 to May 2015, Mr. Nunn served on the board of directors of Hyperion Therapeutics, Inc. and from 2008 to February 2016, Mr. Nunn served on the board of directors of TriVascular Technologies, Inc. Mr. Nunn received his A.B. in economics from Dartmouth College and his M.B.A. from the Stanford Graduate School of Business. Mr. Nunn also holds the Chartered Financial Analyst designation and is a member of the C.F.A. Society of San Francisco. Our board of directors believes that Mr. Nunn’s experience investing in life sciences, specialty pharmaceuticals, biotechnology and medical device companies, as well as his business and financial background, qualify him to serve on our board of directors.

William R. Ringo. Mr. Ringo has been a director of our company since July 2014. Mr. Ringo has served as a senior advisor to Barclays Healthcare Group, an investment banking division, and as a strategic advisor to Sofinnova Ventures, a venture capital firm, since June 2010. From April 2008 until his retirement in April 2010, Mr. Ringo was Senior Vice President of Business Development and Corporate Strategy of Pfizer Inc., a pharmaceutical company. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo was President and Chief Executive Officer of Abgenix, Inc., a biotechnology firm. Previously, Mr. Ringo held a number of senior positions in the oncology and critical care, internal medicine, infection disease and sales and marketing divisions at Eli Lilly from 1973 until 2001. Mr. Ringo is currently a member of the boards of directors of Assembly Biosciences, Inc., a publicly-traded biotechnology company, Five Prime Therapeutics, a publicly-traded biotechnology company, and Immune Design Corp., an immunotherapy company recently acquired by Merck. Mr. Ringo previously served as a member of the boards of directors of Onyx Pharmaceuticals from 2011 to October 2013, Mirati Therapeutics, Inc. from March 2014 to December 2016 and Sangamo Biosciences, Inc. from 2010 to January 2018. Mr. Ringo received a B.S. in industrial management and an M.B.A. from the University of Dayton. Our board of directors believes that Mr. Ringo’s extensive senior executive experience and service on the boards of directors of a number of private and public biotechnology and pharmaceutical companies in the life sciences industry qualify him to serve on our board of directors.

Kathleen Sebelius. Ms. Sebelius has been a director of our company since September 2015. She also currently serves on the board of directors of Myovant Sciences, Ltd., a publicly-traded biotechnology company, Humacyte, Inc., a privately-held biotechnology company, Devoted Health, Inc., a privately-held healthcare company, and Grand Rounds, Inc., a privately-held healthcare information technology company. Ms. Sebelius was Secretary of Health and Human Services (“HHS”) from April 2009 to June 2014. As Secretary of HHS, she presided over 11 operating divisions, including the Centers for Disease Control and Prevention, Food and Drug Administration and National Institutes of Health and oversaw the passage and implementation of the Affordable Care Act. Previously, Ms. Sebelius was Governor of Kansas from 2003 until 2009. From 1995 until 2003, Ms. Sebelius held the position of Kansas Insurance Commissioner, and from 1987 to 1995, she served in the Kansas House of Representatives. Ms. Sebelius holds a B.A. in political science from Trinity Washington University and a Master of Public Administration from the University of Kansas. Our board of directors believes that Ms. Sebelius’ extensive experience in executive leadership and public health qualify her to serve on our board of directors.

Thomas G. Wiggans. Mr. Wiggans founded our company in August 2010, has served as our chief executive officer and a member of our board of directors since August 2010 and has served as the chairman of our board of directors since April 2014. He currently serves on the board of directors of Annexon Biosciences, Inc., a privately-held biotechnology company. Mr. Wiggans has served on the boards of various industry organizations, educational institutions and private and public companies, including service on the boards of directors of Onyx Pharmaceuticals from March 2005 until its acquisition by Amgen in October 2013, Sangamo Biosciences from June 2008 until June 2012, Somaxon Pharmaceuticals, Inc. from June 2008 until May 2012 and as chairman of the board of directors of Excaliard Pharmaceuticals, Inc. from October 2010 until its acquisition by Pfizer in December 2011. From October 2007, Mr. Wiggans served as Chairman of the board of directors of Peplin and in August 2008, he became its Chief Executive Officer, serving in these positions until Peplin’s acquisition by LEO Pharma in November 2009. Previously, Mr. Wiggans served as Chief Executive Officer of Connetics from 1994, and as chairman of the board of directors of Connetics from January 2006, and he served in these positions until December 2006 when Connetics was acquired by Stiefel. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics Inc., a biotechnology company. From 1980 to 1992, Mr. Wiggans served at Ares-Serono S.A. in various management positions including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans began his career with Eli Lilly and Company. In addition, Mr. Wiggans is a member of the board of directors of the Biotechnology Innovation Organization and is a member of the board of trustees of the University of Kansas Endowment Association. Mr. Wiggans holds a B.S. in pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Our board of directors believes that Mr. Wiggans’ depth of senior management experience and his track record of new product development and commercialization as well as his experience serving on the boards of directors of public and private companies in the life sciences industry, qualify him to serve as the chairman of our board of directors.

There are no family relationships among our directors and officers.

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted on July 21, 2010, requires that we seek, on a non-binding advisory basis, stockholder approval of the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

In 2018, our stockholders had the opportunity to cast an advisory vote to approve our executive compensation policies and procedures. More than 97% of the votes cast by stockholders supported our executive compensation policies and procedures. In addition, at our 2017 annual meeting of stockholders, our stockholders approved holding the advisory vote every year, which we believe will allow for a meaningful evaluation period of performance against our compensation practices. Accordingly, as required by Section 14A of the Exchange Act, we are asking our stockholders to cast an advisory vote to approve the compensation of the named executive officers identified in the Summary Compensation Table in the “Executive Compensation” section of this proxy statement.

Compensation Program and Philosophy

The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executive officers who are motivated to achieve or exceed our short-term and long-term corporate goals. In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

•	compensation should relate to performance;
•	equity awards help executive officers think like stockholders; and
•	total compensation opportunities should be competitive.

Our board of directors believes that our current executive compensation program has been effective at linking executive compensation to our performance and aligning the interests of our executive officers with those of our stockholders. Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which further discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers.

Our compensation committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation of Dermira, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures set forth in the proxy statement relating to Dermira, Inc.’s 2019 annual meeting of stockholders.”

Required Vote

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory and non-binding basis, the compensation awarded to our named executive officers for the year ended December 31, 2018. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal.

Although this say-on-pay vote is advisory and, therefore, will not be binding on us, our compensation committee and our board of directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our audit committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee has selected Ernst & Young LLP as our principal independent registered public accounting firm to perform the integrated audit of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2019. Ernst & Young LLP audited our financial statements and internal control over financial reporting for the year ended December 31, 2018. In determining whether to retain our current independent registered public accounting firm, the audit committee considers, among other factors, the external auditor’s qualifications, independence, work quality and the impact a change in the external auditor would have on the company. Our audit committee has determined that the appointment of Ernst & Young LLP as our principal independent registered public accounting firm to perform the integrated audit of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2019 is in the best interests of the company and our stockholders.

As a matter of good corporate governance, our audit committee has decided to submit its selection of its principal independent registered public accounting firm to stockholders for ratification. In the event that the appointment of Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as our principal independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for our audit, including rotation of the lead audit partner every five years.

In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services during 2017 and 2018. Our audit committee has determined that Ernst & Young LLP’s provision of these services, which are described below, does not impair Ernst & Young LLP independence from the company. During 2017 and 2018, fees for services provided by Ernst & Young LLP were as follows:

Fees Billed to Dermira, Inc.	2017	2018
Audit fees(1)	$1,320,800	$1,184,500
Audit-related fees	—	—
Tax fees(2)	30,480	30,823
Other fees	—	—
Total fees	$1,351,280	$1,215,323
(1)	“Audit fees” include fees for audit services primarily related to the integrated audit of our annual consolidated financial statements and our internal control over financial reporting as required by Section 404(b) of the Sarbanes-Oxley Act of 2002; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents relating to our securities offerings, including our shelf registration statement on Form S-3 filed with the SEC in November 2018; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.

The audit committee has reviewed and discussed with our management and Ernst & Young LLP our audited consolidated financial statements for the year ended December 31, 2018. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2018 for filing with the U.S. Securities and Exchange Commission. The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Submitted by the Audit Committee
Matthew K. Fust, Chair
David E. Cohen
William R. Ringo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2019, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors or director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 53,632,718 shares of common stock outstanding as of March 31, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities that own five percent (5%) or more of our common stock listed in the table below is c/o Dermira, Inc., 275 Middlefield Road, Suite 150, Menlo Park, California 94025.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Wellington Management Group LLP(1)	5,293,282	9.9%
Entities affiliated with Bay City Capital(2)	3,566,335	6.7%
Entities affiliated with Franklin Resources, Inc.(3)	3,545,309	6.6%
Entities affiliated with New Enterprise Associates(4)	3,506,649	6.5%
Entities affiliated with BlackRock, Inc.(5)	3,394,642	6.3%
Entities affiliated with Partner Fund Management, L.P.(6)	3,315,228	6.2%

Directors and Named Executive Officers
Eugene A. Bauer(7)	439,792	*
David E. Cohen(8)	99,024	*
Fred B. Craves(9)	3,566,335	6.7%
Matthew K. Fust(10)	54,963	*
Andrew Guggenhime(11)	427,891	*
Christopher Horan(12)	71,162	*
Lori Lyons-Williams(13)	119,701	*
Mark D. McDade(14)	50,377	*
Jake R. Nunn(15)	29,688	*
Luis C. Peña(16)	415,997	*
William R. Ringo(17)	46,239	*
Kathleen Sebelius(18)	36,585	*
Thomas G. Wiggans(19)	1,351,691	2.5%
All executive officers and directors as a group (14 persons)(20)	7,024,542	12.4%

*Represents beneficial ownership of less than one percent.

(1)	Based on information contained in a Schedule 13G/A filed with the SEC by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, the

“Wellington Entities”) on February 12, 2019. Wellington Management Group LLP is a parent holding company of certain holding companies and certain investment advisers (the “Wellington Investment Advisers”) and owns Wellington Group Holdings LLP, which owns Wellington Investment Advisors Holdings LLP, which controls the Wellington Investment Advisers directly or indirectly through Wellington Management Global Holdings, Ltd. The shares reported by Wellington Management Group LLP are owned of record by clients of the Wellington Investment Advisers. The address for the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(2)	Based on information contained in a Schedule 13D/A filed with the SEC by Bay City Capital on February 13, 2017 and information provided to us by Bay City Capital. Consists of (a) 3,441,075 shares held by Bay City Capital Fund V, L.P. (“BCC Fund V”), (b) 65,572 shares held by Bay City Capital Fund V Co-Investment Fund, L.P. (“BCCCI”), (c) 30,000 shares held by the Fred Craves Family Foundation in which Dr. Craves does not have a pecuniary interest but serves as chief executive officer, (d) 3,000 shares of common stock held by Bay City Capital LLC (“BCC LLC”) directly, which were received by Dr. Craves in connection with vesting of restricted stock units and transferred to BCC LLC pursuant to an agreement with BCC LLC as described below, and (e) 26,688 shares of common stock issuable to Dr. Craves pursuant to options exercisable within 60 days of March 31, 2019. Bay City Capital Management V LLC (“BCCMV”) is the general partner of BCC Fund V and BCCCI and has sole voting and investment power over the shares held by BCC Fund V and BCCCI. BCC LLC is the manager of BCCMV and thus has sole voting and investment power over the shares held by BCC Fund V and BCCCI. Fred B. Craves is the Managing Director of BCC LLC and therefore may be deemed to share voting and investment power over these entities. Additionally, Dr. Craves has entered into an agreement with BCC LLC pursuant to which he must transfer all equity awards received in connection with his service on our board of directors to BCC LLC. The address for the entities affiliated with Bay City Capital is 750 Battery Street Suite 400, San Francisco, California 94111.
(3)	Based on information contained in a Schedule 13G filed with the SEC by Franklin Resources, Inc. (“FRI”) on January 25, 2019. The shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each owns in excess of 10% of the outstanding common stock of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which Investment Management Subsidiaries provide investment management services. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in such securities. The address of FRI. is One Franklin Parkway, San Mateo, CA 94403.
(4)	Based on information contained in a Schedule 13D filed with the SEC by New Enterprise Associates on October 14, 2014 and information provided to us by NEA Ventures 2011, L.P. (“NEA Ventures 2011”). Consists of (a) 3,502,922 shares held by New Enterprise Associates 13, L.P. (“NEA 13”) and (b) 3,727 shares held by NEA Ventures 2011. The shares held by NEA 13 are indirectly held by NEA Partners 13, L.P. (“NEA Partners 13”), its sole general partner, NEA 13 GP, LTD (“NEA 13 LTD”), the sole general partner of NEA Partners 13, and each of the individual directors of NEA 13 LTD. The individual directors of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Patrick J. Kerins, David M. Mott, Scott D. Sandell and Ravi Viswanathan, who we refer to collectively as the NEA 13 Directors. The shares held by NEA Ventures 2011 are indirectly held by Karen P. Welsh, the general partner of NEA Ventures 2011. NEA Partners 13, NEA 13 LTD and the NEA 13 Directors share voting and investment power over the shares held by NEA 13. Karen P. Welsh has sole voting and investment power over the shares held by NEA Ventures 2011. The address of NEA 13 and NEA Ventures 2011 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(5)	Based on information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 11, 2019. Consists of 3,394,642 shares beneficially owned by BlackRock as the parent holding company or control person of BlackRock International Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Ltd, BlackRock Japan Co., Ltd. and BlackRock Investment Management, LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares but no one person’s interest in the shares is more than five percent (5%) of our total outstanding shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.
(6)	Based on information contained in a Schedule 13G jointly filed by Partner Fund Management, L.P. (“PFM”), Partner Fund Management GP, LLC (“PFM-GP”), Partner Investment Management, L.P. (“PIM”), Partner Investment Management GP, LLC (“PIM-GP”), Brian D. Grossman (“Grossman”) and Christopher M. James (“James” and collectively with PFM, PFM-GP, PIM, PIM-GP and Grossman, the “PFM Entities”). Consists of 3,315,228 shares owned by PFM Healthcare Emerging Growth Master Fund, L.P., a Cayman Islands limited partnership (“HEGM”), PFM Healthcare Master Fund, L.P., a Cayman Islands limited partnership (“HCM”), PFM Healthcare Long Master Fund, L.P., a Cayman Islands limited partnership (“HCLM”), PFM Therapeutics Master Fund, L.P., a Cayman Islands limited partnership (“TM”), PFM Healthcare Principals Fund, L.P., a Delaware limited partnership (“HCP” and, collectively with HEGM, HCM, HCLM and TM, the “Funds”). PFM is the investment advisor for the Funds other than HCP. PIM is the investment advisor for HCP. PFM-GP and PIM-GP are, respectively, the general partners of PFM and PIM. Grossman is the portfolio manager for the health care strategy for the Funds. James is the chief investment officer for PIM and PFM and member manager of PFM-GP and PIM-GP. The address for the PFM Entities and the Funds is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, California 94111.
(7)	Consists of (a) 26,978 shares of common stock held in the Bauer Family 1995 Trust dated June 15, 1995, of which Dr. Bauer is a co-trustee, (b) 8,900 shares of common stock held by Dr. Bauer directly and (c) 403,914 shares of common stock issuable to Dr. Bauer pursuant to options exercisable within 60 days of March 31, 2019.
(8)	Consists of (a) 32,682 shares of common stock held by Dr. Cohen directly and (b) 66,342 shares of common stock issuable to Dr. Cohen pursuant to options exercisable within 60 days of March 31, 2019.
(9)	Consists of shares referenced in footnote (2) above, which Dr. Craves may be deemed to beneficially own. Dr. Craves’ business address is 750 Battery Street Suite 400, San Francisco, California 94111.
(10)	Consists of (a) 14,051 shares of common stock held directly by Mr. Fust and (b) 40,912 shares of common stock issuable to Mr. Fust pursuant to an option exercisable within 60 days of March 31, 2019.
(11)	Consists of (a) 16,497 shares of common stock held by Mr. Guggenhime directly and (b) 411,394 shares of common stock issuable to Mr. Guggenhime pursuant to options exercisable and restricted stock units vesting within 60 days of March 31, 2019.
(12)	Consists of (a) 1,161 shares of common stock directly held by Mr. Horan and (b) 70,001 shares of common stock issuable to Mr. Horan pursuant to options exercisable and restricted stock units vesting within 60 days of March 31, 2019.

(13)	Consists of (a) 2,617 shares of common stock directly held by Ms. Lyon-Williams and (b) 117,084 shares of common stock issuable to Ms. Lyons-Williams pursuant to options exercisable and restricted stock units vesting within 60 days of March 31, 2019.
(14)	Consists of (a) 3,000 shares of common stock held by Mr. McDade directly and (b) 47,377 shares of common stock issuable to Mr. McDade pursuant to options exercisable within 60 days of March 31, 2019.
(15)	Consists of (a) 3,000 shares of common stock held by Mr. Nunn directly and (b) 26,688 shares of common stock issuable to Mr. Nunn pursuant to options exercisable within 60 days of March 31, 2019. Although Mr. Nunn is a venture advisor of New Enterprise Associates, he does not have voting or investment power over any of the shares directly held by NEA 13 or NEA Ventures 2011 referenced in footnote (4) above. Mr. Nunn’s business address is 2855 Sand Hill Road, Menlo Park, California 94025.
(16)	Consists of (a) 14,798 shares of common stock held by Mr. Peña directly and (b) 401,199 shares of common stock issuable to Mr. Peña pursuant to options exercisable and restricted stock units vesting within 60 days of March 31, 2019.
(17)	Consists of (a) 3,000 shares of common stock held by Mr. Ringo directly and (b) 43,239 shares of common stock issuable to Mr. Ringo pursuant to options exercisable within 60 days of March 31, 2019.
(18)	Consists of (a) 3,000 shares of common stock held by Ms. Sebelius directly and (b) 33,585 shares of common stock issuable to Ms. Sebelius pursuant to options exercisable within 60 days of March 31, 2019.
(19)	Consists of (a) 180,985 shares of stock held by the Wiggans Living Trust dated 5/14/02, of which Mr. Wiggans is a co-trustee, (b) 43,115 shares of common stock held by Mr. Wiggans directly and (c) 1,127,591 shares of common stock issuable to Mr. Wiggans pursuant to options exercisable within 60 days of March 31, 2019.
(20)	Consists of (a) 3,939,490 shares of issued and outstanding stock and (b) 3,085,052 shares of common stock issuable to our directors and executive officers as a group pursuant to options exercisable and restricted stock units vesting within 60 days of March 31, 2019.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of March 31, 2019 and their positions are shown below.

Name	Age	Position
Thomas G. Wiggans	67	Chief Executive Officer and Chairman of the Board
Eugene A. Bauer, M.D.	76	Chief Medical Officer and Director
Christopher M. Griffith	42	Chief Business and Strategy Officer
Andrew L. Guggenhime	50	Chief Financial Officer
Christopher Horan	52	Chief Technical Operations Officer
Lori Lyons-Williams	42	Chief Commercial Officer
Luis C. Peña	56	Chief Development Officer

The board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of our directors or executive officers and any of our other directors or executive officers.

For information regarding Mr. Wiggans and Dr. Bauer, please refer to Proposal No. 1, “Election of Directors,” above.

Christopher M. Griffith co-founded our company in August 2010 and has served as our chief business and strategy officer since May 2018, after previously serving as our senior vice president of corporate development and strategy since January 2017, our vice president of corporate development and strategy from August 2011 to January 2017 and head of corporate development and strategy from September 2010 to August 2011. From July 2005 to September 2010, Mr. Griffith worked in corporate development at Gilead Sciences, Inc., a research-based biopharmaceutical company. From May 2004 to August 2004, Mr. Griffith worked in the bio-oncology strategy group at Genentech, Inc., a biotechnology company. From 2001 to 2003, Mr. Griffith worked at Bay City Capital. Mr. Griffith received B.S. and M.S. degrees in biological sciences from Stanford University and an M.B.A. degree from Harvard Business School.

Andrew L. Guggenhime has served as our chief financial officer since April 2014. He also served as our chief operating officer from April 2014 until May 2018. Mr. Guggenhime currently serves on the board of directors of Metacrine, Inc., a privately-held biotechnology company. From September 2011 to April 2014, Mr. Guggenhime served as Chief Financial Officer of CardioDx, Inc., a molecular diagnostics life sciences company, and as a member of the CardioDx board of directors from April 2014 until July 2016. From September 2010 to April 2011, Mr. Guggenhime served as Chief Financial Officer of Calistoga Pharmaceuticals, Inc., a biotechnology company acquired in April 2011 by Gilead. From December 2008 to June 2010, Mr. Guggenhime served as Senior Vice President and Chief Financial Officer of Facet Biotech Corporation, a biotechnology company acquired in April 2010 by Abbott Laboratories. Facet Biotech was spun off from PDL BioPharma at which Mr. Guggenhime served as Chief Financial Officer from April 2006 to December 2008. From October 2000 to March 2006, Mr. Guggenhime served as Senior Vice President and Chief Financial Officer of Neoforma, Inc., a provider of supply-chain management solutions for the healthcare industry, and from January to October 2000 he served as its Vice President, Corporate Development. Mr. Guggenhime began his career in financial services at Merrill Lynch & Co. and Wells Fargo & Company. Mr. Guggenhime holds a B.A. in international politics and economics from Middlebury College and holds an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Christopher Horan has served as our chief technical operations officer since April 2018. Prior to joining us, Mr. Horan served approximately 14 years at Genentech, most recently as Senior Vice President of Product and Global Supply Chain Management for Roche Pharmaceuticals from May 2013 to March 2018. Mr. Horan also served as Vice President of TechOps Procurement for Roche Pharmaceuticals from July 2011 to May 2013 and Vice President of North American Supply Chain for Genentech from January 2007 to July 2011. Prior to this, he held various other positions within the operational excellence, procurement, supply chain and technical operations functions at Genentech. From 1988 to 2004, Mr. Horan worked in global roles across the engineering, manufacturing and operational excellence functions at Merck & Company, a pharmaceutical company. Mr. Horan holds a B.E. in engineering from The Stevens Institute of Technology.

Lori Lyons-Williams has served as our chief commercial officer since December 2016. Prior to joining us, Ms. Lyons-Williams served 15 years in various positions within the sales and marketing organization at Allergan plc, most recently as Vice President, Sales & Marketing for the Urology franchise from January 2014 to August 2016. In previous roles within Allergan, she served as Product Director for Allergan’s medical dermatology brands and also held senior-level positions on the Aczone and Botox marketing teams. Ms. Lyons-Williams began her career as a pharmaceutical sales representative at Johnson & Johnson. She currently serves as a director and Vice Chair of the National Association for Continence, a non-profit organization. She holds a B.A. in interdisciplinary studies from Virginia Polytechnic Institute and State University and an M.B.A. from the Carlson School of Management of the University of Minnesota.

Luis C. Peña is a co-founder and has served as our chief development officer since February 2016, after previously serving as our executive vice president of product development from July 2013 to February 2016 and our vice president of product development from June 2011 to July 2013. From November 2010 to June 2011, Mr. Peña served as a consultant to our company. Mr. Peña served as Vice President, Head of Global Prescription Development of Stiefel, a GSK company, from January 2010 to March 2011 and, from January 2007 to December 2009, Mr. Peña served as Senior Vice President Portfolio Planning and Management of Stiefel, prior to its acquisition by GlaxoSmithKline LLC. From 2005 to 2007, Mr. Peña served as Vice President of Portfolio Planning and Management of Connetics. From 2001 to 2005, Mr. Peña served as Vice President of Product Development of Nuvelo, Inc., a biopharmaceutical company. Previously, Mr. Peña served as Senior Director of Project Planning and Management for Theravance, Incorporated, a pharmaceutical company, and held various positions in manufacturing, research and development at Genentech. Mr. Peña currently serves as an advisor to the SPARK program for the Stanford University School of Medicine where he has been an advisor since 2012. Mr. Peña holds a B.S. in biochemistry from San Francisco State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our compensation program for our executive officers and specifically how it applied to our named executive officers for fiscal year 2018. Such program and the associated compensatory arrangements are further detailed in the Summary Compensation Table and other compensation tables included in this proxy statement. The discussion focuses on our executive compensation policies, decisions made by our compensation committee or our board of directors and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders and explain how executive compensation is determined.

Our named executive officers for fiscal year 2018 are as follows:

•	Thomas G. Wiggans, Chief Executive Officer
•	Andrew L. Guggenhime, Chief Financial Officer
•	Christopher Horan, Chief Technical Operations Officer
•	Lori Lyons-Williams, Chief Commercial Officer
•	Luis C. Peña, Chief Development Officer

Objectives and Principles of Our Executive Compensation Program

The primary goal of our executive compensation program is to ensure that we attract, hire and retain talented and experienced executive officers who are motivated to achieve or exceed our corporate goals. We seek to incentivize our executive officers to achieve our short- and long-term goals and fairly reward our executive officers for our corporate performance, reinforcing accountability. In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

•	Compensation should relate to performance. We believe that executive compensation should be directly linked to corporate performance, including the achievement of annual corporate objectives and the enhancement of long-term stockholder value.
•	Equity awards help executive officers think like stockholders. We believe that our executive officers’ total compensation should have a significant equity component because stock-based awards help reinforce the executive officers’ long-term interest in our overall performance and align the interests of our executive officers with those of our stockholders.
•	Total compensation opportunities should be competitive. We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us perform better than our competitors.

For 2018, our compensation committee targeted total cash compensation for our executive officers to align with the 50th percentile of our compensation peer group and long-term incentives for our executive officers between the 50th and 75th percentiles of our compensation peer group, with any individual executive officer potentially falling above or below this range due to the executive’s individual contribution, scope of responsibilities, level of experience and tenure with our company. The compensation committee utilizes the peer group information and Radford surveys as data points in determining, with the assistance of Radford, the appropriate components of and overall compensation, but it does not benchmark its compensation to any particular level or against any specific member of our compensation peer group. Except as described herein, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between cash and non-cash compensation, among different forms of non-cash compensation, or with respect to long-term and short-term performance. The determination of our compensation committee as to the appropriate use and weight of each component of executive compensation is subjective, based on its views of the relative importance of each component in meeting our overall objectives.

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee has principal responsibility for reviewing our executive compensation structure, evaluating performance by our executive officers relative to our corporate goals and approving executive compensation. Members of the compensation committee are appointed by our board of directors. In 2018, our compensation committee consisted of Fred B. Craves (Chair), Matthew K. Fust and William R. Ringo. All of the members of the compensation committee are independent under applicable SEC and Nasdaq standards and are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our compensation committee held six meetings during 2018.

Prior to January 2018, our compensation committee had the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers other than our chief executive officer and made recommendations to our board of directors regarding the compensation of our chief executive officer. In January 2018, the compensation committee’s charter was amended by our board of directors to provide it with authority and responsibility to determine all aspects of executive compensation packages for executive officers, including our chief executive officer.

To determine each executive officer’s compensation, the compensation committee examines compensation on a role-specific basis as well as positions at a similar level and for the executive team overall. Our compensation committee also considers our corporate financial performance and financial condition. Our chief executive officer meets with the compensation committee to discuss executive compensation matters and to make recommendations to the compensation committee with respect to other executive officers. The compensation committee may modify individual compensation components for executive officers and is not bound to accept the chief executive officer’s recommendations. The compensation committee may take into account the recommendations of the board of directors (or any member thereof) with respect to compensation of the executive officers. Our chief executive officer does not participate in compensation committee or board deliberations regarding his own compensation.

Although we generally make many compensation decisions in the first quarter of our fiscal year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and compensation is performed annually or more often as needed.

Our compensation committee also evaluates risk as it relates to our compensation programs, including our executive compensation program. As discussed under “Risk Considerations” below, our compensation committee does not believe that our compensation programs encourage excessive or inappropriate risk taking.

Role of Independent Compensation Consultant

Our compensation committee has the authority to engage the services of outside consultants. Our compensation committee directly engaged Radford as its compensation consultant to review our executive compensation program, assess the competitiveness of such program and advise our compensation committee on matters related to 2018 executive compensation. The only other consulting or other services that Radford or Aon plc, its parent company, performed for us in 2018 were for the company’s subscription to survey data for executive and non-executive compensation to assist us in ensuring that our executive compensation programs are within market norms. We were billed approximately $200,000 for services rendered by Radford in 2018 and Radford has not provided our company or our compensation committee with any other services for the same period. The compensation committee determined that, notwithstanding the provision of such services, Radford was an independent compensation advisor to the compensation committee for 2018, including for purposes of the Dodd-Frank Act and other applicable SEC and Nasdaq regulations.

Among other activities, Radford:

•	assisted the compensation committee in identifying a peer group of companies for purposes of benchmarking our levels of compensation (the “peer group companies”);
•	gathered and analyzed compensation data of peer group companies; and
•	assisted the compensation committee in assessing the competitiveness of our executive compensation program and developing a going-forward equity strategy.

Compensation Peer Group

As directed by our compensation committee, in connection with its 2018 executive compensation analysis, Radford reviewed executive compensation data of publicly-traded biopharmaceutical companies that were comparable to us with respect to market capitalization, stage of product development and commercialization and organizational complexity. These metrics were then used to identify appropriate market reference points for gathering compensation data (the “2018 Radford survey”).

For 2018, Radford proposed the following peer selection criteria:

•	companies with a market capitalization generally between approximately one-third to three times our market capitalization, or $350 million and $3.5 billion, based on our market capitalization at the time of the analysis;
•	biotechnology companies with products in late stages of product development, with a New Drug Application (“NDA”) on file with the U.S. Food and Drug Administration (“FDA”) or newly commercial companies;
•	companies with headcount between 100 and 800 employees; and
•	companies with a geographic emphasis in the San Francisco Bay Area and other biotechnology hubs that reflect our relevant recruiting market.

The compensation committee then reviewed and approved the composition of the peer group companies to ensure that the companies were relevant for comparative purposes. The peer group approved by our compensation committee for 2018 executive compensation analyses (“2018 peer group companies”) were:

•	Acceleron Pharma Inc.	•	Alder Biopharmaceuticals, Inc.	•	Radius Health, Inc.
•	Achaogen, Inc.*	•	Atara Biotherapeutics, Inc.	•	Revance Therapeutics, Inc.
•	Aclaris Therapeutics, Inc.	•	Clovis Oncology, Inc.	•	Sage Therapeutics, Inc.
•	Adamas Pharmaceuticals, Inc.	•	Five Prime Therapeutics Inc.	•	Spark Therapeutics, Inc.
•	Aduro Biotech, Inc.	•	Flexion Therapeutics Inc.*	•	Synergy Pharmaceuticals, Inc.
•	Aerie Pharmaceuticals, Inc.	•	Global Blood Therapeutics, Inc.*	•	Ultragenyx Pharmaceutical Inc.
•	Aimmune Therapeutics, Inc.	•	Portola Pharmaceuticals Inc.	•	Xencor Inc.
•	Akebia Therapeutics, Inc.	•	Prothena Corporation plc*

Companies with an asterisk were added to the peer group for 2018. Coherus BioSciences, Inc., OncoMed Pharmaceuticals, Inc., Ophthotech Corporation and Otonomy, Inc. were included in the peer group for 2017 executive compensation analyses but were removed from the list of proposed peer group companies because they did not meet the 2018 peer selection criteria or had since been acquired.

Scope of 2018 Radford Survey

In connection with the 2018 Radford survey, Radford gathered and analyzed compensation data of our peer group companies as points for comparison with our executive compensation practices. The 2018 Radford survey was commenced in the fourth quarter of 2017 and presented to our compensation committee in December 2017. Mr. Horan joined as our chief technical operations officer in April 2018 and, therefore, the 2018 Radford survey did not gather and analyze compensation data with respect to chief technical operations officer roles at peer group companies. Accordingly, references to the results of the 2018 Radford survey relating to compensation paid to our executive officers as a group relative to compensation paid to executive officers with similar roles at peer group companies does not include data with respect to compensation of our chief technical operations officer.

Elements of Executive Compensation

The primary components of our executive compensation program are cash compensation, comprised of base salary and an annual incentive cash bonus plan, and long-term equity incentive awards. We target total cash compensation for our executive officers at the 50th percentile of our peer group companies for a particular year. We target long-term equity-based incentive compensation for our executive officers between the 50th and

75th percentiles of our peer group, taking into account both the long-term incentive value of the award on the grant date, calculated pursuant to ASC 718 for stock option grants and calculated using our stock price on the date of grant for restricted stock unit awards, as well as the percentage of the company that the equity award represents. In addition, we provide our executive officers with health and other benefits that are generally available to all employees and have entered into severance and change of control agreements with our executive officers.

Cash Compensation

Base Salary.

We pay an annual base salary to each of our executive officers in order to attract and retain executive talent and provide them with a fixed rate of cash compensation during the year. We set executive officer base salary at a level we believe enables us to hire and retain a management team that is superior to our peer group companies and to reward exceptional individual performance and an exceptional level of contribution to our overall corporate goals.

In February 2018, our compensation committee reviewed our executive officers’ base salaries in light of the 2018 Radford survey, which concluded that the base salaries of our executive officers were generally aligned with the 25th percentile of the 2018 peer group companies, other than the base salary of our chief development officer, which was aligned with the 25th to 50th percentile of the 2018 peer group companies. Based on the 2018 Radford survey, general compensation trends in our industry and the overall performance of each of our named executive officers, our compensation committee increased our named executive officers’ base salaries by approximately 7.0% to 9.0% in an effort to align base salaries at the 50th percentile of our peer group companies for 2018. The 2018 base salary increases were effective as of January 1, 2018.

A summary of the 2018 base salary increases for our named executive officers is set forth below:

Named Executive Officer	2018 Base Salary ($)	Percentage Increase from 2017 Base Salary (%)
Thomas G. Wiggans Chief Executive Officer	572,500	9.1
Andrew L. Guggenhime Chief Financial Officer	406,930	7.0
Christopher Horan(1) Chief Technical Operations Officer	300,000	—
Lori Lyons-Williams Chief Commercial Officer	392,040	8.9
Luis C. Peña Chief Development Officer	409,170	7.0
(1)	Mr. Horan joined as our chief technical operations officer in April 2018. The amount indicated represents prorated base salary for 2018. Mr. Horan’s annual base salary in 2018 was $400,000.

Annual Cash Incentive Bonus Plan.

Our annual cash incentive bonus plan is intended to ensure a pay-for-performance ethic by closely aligning a significant portion of our executive officers’ total cash compensation in a given year to our corporate performance in that year. In contrast to the longer-term incentives of equity incentive awards, our bonus plan is designed to ensure that our executive officers are focused on our near-term performance and on working together to achieve specific key corporate goals identified by our board of directors for the applicable fiscal year.

2018 Bonus Plan. In December 2017, our compensation committee approved a target bonus amount for each of our executive officers based on a specified percentage of each such officer’s base salary, with the actual bonus payout to be based on the level of achievement of our 2018 corporate goals. The 2018 bonus plan provided that at least 60% of the 2018 corporate goals must have been achieved to receive any payout. The maximum payout under the 2018 bonus plan was set at 125% of the target bonus. The 2018 Radford survey concluded that, on average, annual cash incentive opportunities for our executive officers were aligned with the 25th percentile of our peer group companies. Based upon the 2018 Radford survey, in December 2017, our compensation committee increased the target bonus as a percentage of base salary for the 2018 fiscal year for Mr. Peña to 40% to be consistent with other named executive officers, while maintaining the target bonus as a percentage of base salary for the other named executive officers. The 2018 target bonus amount for each of our named executive officers based on a specified percentage of base salary is set forth below:

Named Executive Officer	2017 Target Bonus as Percent of Base Salary (%)	2018 Target Bonus as Percent of Base Salary (%)	2018 Target Bonus Amount ($)	2018 Bonus Maximum Amount ($)(1)
Thomas G. Wiggans Chief Executive Officer	60	60	343,500	429,375
Andrew L. Guggenhime Chief Financial Officer	40	40	162,772	203,465
Christopher Horan(2) Chief Technical Operations Officer	—	40	120,000	150,000
Lori Lyons-Williams Chief Commercial Officer	40	40	156,816	196,000
Luis C. Peña Chief Development Officer	35	40	163,668	204,585
(1)	125% of target bonus amount.
(2)	Mr. Horan joined as our chief technical operations officer in April 2018. His target bonus of 35% of base salary was initially approved by the board of directors in February 2018 but was subsequently increased to 40% of base salary in March 2018 to be consistent with other named executive officers. The amount indicated is based on prorated base salary for 2018.

2018 Corporate Goals. In January 2018, our board of directors approved our 2018 corporate goals, which included base corporate goals relating to the achievement of: (1) product development objectives (total weighting of 40%), including the advancement of our olumacostat (formerly DRM01) and lebrikizumab development programs and the selection and advancement of early-stage research programs (the “product development goals”); (2) regulatory and commercialization objectives relating to glycopyrronium tosylate (now QBREXZA™ (glycopyrronium) cloth) (total weighting of 40%), including obtaining FDA approval of the previously submitted NDA for QBREXZA for the treatment of primary axillary hyperhidrosis, QBREXZA commercial launch, market access and sales objectives, physician outreach and disease state awareness goals and the submission and acceptance of multiple industry presentations and publications (the “QBREXZA commercialization goals”); and (3) financial objectives (total weighting of 20%), including managing to the annual budget approved by our board of directors and successful capital-raising activities (the “financial goals”).

The 2018 corporate goals also included stretch goals relating to the achievement of: (1) certain product development goals under an accelerated timeline and certain business development objectives (total weighting of up to 23%) (the “product development stretch goals”); (2) certain QBREXZA commercialization goals with an increased scope (total weighting of 25%) (the “QBREXZA commercialization stretch goals”); and (3) a higher financing goal (total weighting of 9%) (the “financing stretch goal”).

The goals pertain to confidential company development and business plans, the disclosure of which in any additional granularity would result in competitive harm to the company. The board of directors believed that each of these goals would require a high level of executive officer performance in order to be achieved.

2018 Individual Performance. In February 2018, our compensation committee determined that 10% of the 2018 target cash incentive bonus amount for each named executive officer would be based upon assessment of the executive’s individual performance, with such individual performance assessment to be determined by the compensation committee, taking into consideration recommendations by Mr. Wiggans (except with respect to his own performance) and Dr. Bauer.

Accordingly, 90% of the target bonus amount would be determined based upon the achievement of the corporate and stretch goals, which were assigned an aggregate weighting of up to 157%, and 10% of the target bonus amount would be determined based upon executive individual performance, as set forth below (provided that the maximum payout under the 2018 bonus plan was set at 125% of the target bonus amount):

Named Executive Officer	Target Bonus as Percent of Base Salary (%)	Target Bonus Based on Corporate Goals as Percent of Total Target Bonus (%)	Target Bonus Based on Corporate Goals as Percent of Base Salary (%)	Target Bonus Based on Individual Performance as Percent of Total Target Bonus (%)	Target Bonus Based on Individual Performance as Percent of Base Salary (%)
Thomas G. Wiggans Chief Executive Officer	60	90	54	10	6
Andrew L. Guggenhime Chief Financial Officer	40	90	36	10	4
Christopher Horan(2) Chief Technical Operations Officer	40	90	36	10	4
Lori Lyons-Williams Chief Commercial Officer	40	90	36	10	4
Luis C. Peña Chief Development Officer	40	90	36	10	4

Modification of 2018 Corporate Goals. In June 2018, our board of directors reviewed and modified our 2018 corporate goals to better align with our business in light of the results of our olumacostat glasaretil (formerly DRM01) Phase 3 pivotal trials for moderate-to-severe acne vulgaris, which did not meet the co-primary endpoints. As modified, the weighting of our base product development goals was increased from 40% to 48%, with the additional 8% tied to QBREXZA franchise optimization, and the weighting of our base financial goals was reduced by 8%.

2018 Performance. In January 2019, our compensation committee reviewed our performance in 2018 relative to the corporate goals identified above and the individual performance of our named executive officers. The compensation committee determined that the company had achieved 61% of its 2018 base corporate goals and 39% of its stretch goals for total corporate achievement of 100%, as follows:

Corporate Goal Category	Total Base Weighting Available (%)	Total Base Weighting Achieved (%)	Total Stretch Weighting Available (%)	Total Stretch Weighting Achieved (%)
Product development goals	48	15	23	10
QBREXZA commercialization goals	40	34	25	20
Financial goals	12	12	9	9
Total	100	61	57	39

With respect to the individual performance component of the bonus plan, the compensation committee considered the March 2018 results of our investigational treatment olumacostat glasaretil (formerly DRM01) for moderate-to-severe acne vulgaris, which did not meet the co-primary endpoints in its two Phase 3 pivotal trials, as well as individual executive performance in 2018 relating to strategic planning, business execution, management and leadership in light of challenges associated with the results of our olumacostat glasaretil clinical trials. Upon recommendation by Mr. Wiggans and Dr. Bauer, the compensation committee approved 50% of the individual performance bonus amount for each of our named executive officers.

Accordingly, 95% of the target bonus amount was achieved by our named executive officers as follows:

Named Executive Officer	Target Bonus as Percent of Base Salary (%)	Target Bonus Achieved Based on Corporate Goals (100%) as a Percent of Base Salary (%)	Target Bonus Achieved Based on Individual Performance (50%) as a Percent of Base Salary (%)	Total Target Bonus Achieved as Percent of Base Salary (%)	Target Bonus Achieved as Percent of Total Target Bonus (%)
Thomas G. Wiggans Chief Executive Officer	60	54	3	57	95
Andrew L. Guggenhime Chief Financial Officer	40	36	2	38	95
Christopher Horan(2) Chief Technical Operations Officer	40	36	2	38	95
Lori Lyons-Williams Chief Commercial Officer	40	36	2	38	95
Luis C. Peña Chief Development Officer	40	36	2	38	95

2018 Bonus Payments. A summary of the 2018 bonuses for our named executive officers are set forth below:

Named Executive Officer	2018 Base Salary ($)	2018 Target Bonus Achieved as Percent of Base Salary (%)	2018 Paid Bonus Amount ($)(1)
Thomas G. Wiggans Chief Executive Officer	572,500	57	326,325
Andrew L. Guggenhime Chief Financial Officer	406,930	38	154,633
Christopher Horan(2) Chief Technical Operations Officer	300,000	38	113,688
Lori Lyons-Williams Chief Commercial Officer	392,040	38	148,975
Luis C. Peña Chief Development Officer	409,170	38	155,485
(1)	Approximately 95% of target bonus amount.
(2)	Mr. Horan joined as our chief technical operations officer in April 2018. $300,000 is his prorated base salary for 2018 and his 2018 target bonus amount is based on his prorated base salary for 2018.

Chief Technical Operation Officer Signing Bonus. To induce Mr. Horan to join us, he received a one-time $200,000 signing bonus, subject to repayment in full if his employment with us terminates prior to September 2018 and subject to prorated repayment if his employment with us terminates between October 1, 2018 and March 31, 2019 (unless such termination is a “qualifying termination” as defined in the company severance and change in control agreement, as described below under “Payments in Connection with a Termination or Change in Control”).

Long-Term Equity Incentive Awards

In addition to cash compensation, our executive compensation program includes long-term equity incentive awards. We believe that equity awards are an effective means of closely aligning the interests of executive officers and stockholders, rewarding executive officers for the company’s success over the long term and providing executive officers an incentive to remain with us as their equity awards vest. We have historically granted equity awards to new executive officers upon the commencement of their employment and consider additional grants to existing executive officers annually, based on our overall corporate performance, individual performance, the equity award practices of our peer group companies and the executive officers’ existing equity grants and equity holdings.

Forms of Equity Awards. Prior to 2016, our executive officers and employees received equity awards only in the form of stock option grants. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, stock options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between stockholder value and the equity component of an executive officer’s individual compensation. Upon hiring an executive officer, the initial grant of stock options typically will vest over four years at a rate of 25% of the shares subject to the option vesting and becoming exercisable on the first anniversary of the executive officer’s employment commencement date, with the remaining 75% of the shares vesting and becoming exercisable ratably over the following 36 months. Annual refresh grants of stock options to our executive officers, when granted, typically are granted in the first quarter of our fiscal year and vest ratably monthly over a four-year period.

In 2016, our compensation committee determined that it was appropriate to grant restricted stock units in addition to stock options for both employees and executive officers based upon several factors, including the competitive dynamics of the markets in which we recruit, that most of our larger competitors were offering “full value” awards in the form of restricted stock units, and the more favorable dilutive impact of restricted stock units relative to stock option grants. To remain competitive in our market while furthering our executive compensation principles of directly linking executive compensation to our corporate performance, reinforcing our executive officers’ long-term interest in our overall performance and aligning the interests of our executive officers with the interests of our stockholders, our compensation committee determined that annual refresh equity awards would be granted to executive officers with 75% of the value of the award comprised of stock options and 25% of the value of the award comprised of restricted stock units, based on a grant date value of one restricted stock unit equal to two stock options. Grants of restricted stock units to our executive officers typically vest 10% on August 15 of the year in which granted and then vest as to 30% on August 15 of each of the next succeeding three years.

2018 Annual Equity Grants. Radford reviewed the equity compensation practices of the 2018 peer group companies as well as the value of current vested and unvested equity holdings of our executive officers. The 2018 Radford survey noted that most of the 2018 peer group companies granted their executive officers a mix of stock options and restricted stock units. Radford assisted our compensation committee in developing 2018 equity grant guidelines for our executive officers, balancing grant date value and grant size as a percentage of company ownership, targeting between the 50th and 75th percentile of the 2018 peer group companies.

Based on the information provided by Radford and the considerations described above, our compensation committee approved stock option and restricted stock unit awards to our named executive officers in February 2018 (except for Mr. Horan) as set forth below:

Named Executive Officer	Stock Options (#)(1)	Restricted Stock Units (#)(2)
Thomas G. Wiggans Chief Executive Officer	150,000	25,000
Andrew L. Guggenhime Chief Financial Officer	57,000	9,500
Christopher Horan(3) Chief Technical Operations Officer	—	—
Lori Lyons-Williams Chief Commercial Officer	63,750	10,630
Luis C. Peña Chief Development Officer	63,750	10,630
(1)	1/48th of the total shares vest monthly, subject to the executive’s continuous status as a service provider, with the first vesting date on February 1, 2018.
(2)	10% of the total shares vest on August 15, 2018 and 30% of the total shares vest each of the three years thereafter, subject to the executive’s continuous status as a service provider.
(3)	Mr. Horan joined as our chief technical operations officer in April 2018 and received an option to purchase 140,000 shares of our common stock and 80,000 restricted stock units in May 2018. 25% of the shares underlying the stock option will vest on April 2, 2019 and 1/48th of the shares underlying the stock option will vest each month thereafter, subject to Mr. Horan’s continuous status as a service provider. 1/3 of the total shares underlying the restricted stock unit will vest on May 17, 2019 and each year thereafter, subject to Mr. Horan’s continuous status as a service provider.

2018 Retention Equity Grants. In March 2018, we announced that our investigational treatment olumacostat glasaretil (formerly DRM01) for moderate-to-severe acne vulgaris did not meet the co-primary endpoints in its two Phase 3 pivotal trials. In connection with the announcement, our stock price, and consequently the retentive power of our employees’ equity incentive grants was significantly diminished. The diminished retentive value of our outstanding equity awards presented a material risk to our ability to retain key employees, which could have had a material adverse impact on (i) our ability to successfully launch our first commercial product, QBREXZA, in October 2018 and (ii) the timely and successful completion of our Phase 2b dose-ranging study of lebrikizumab in adult patients with moderate-to-severe atopic dermatitis in March 2019. To maintain the necessary human resources to continue to build our commercial infrastructure and capabilities as well as to continue our Phase 2b dose-ranging study of lebrikizumab, in consultation with Radford, our compensation committee approved retention grants comprised of restricted stock units to our employees, including certain of our named executive officers, in April 2018. Our chief executive officer declined a grant of retention restricted stock units. The restricted stock units granted to our named executive officers, which were approved in April 2018 and granted in August 2018 due to available share pool limitations, are as set forth below:

Named Executive Officer	Restricted Stock Units (#)(1)
Thomas G. Wiggans Chief Executive Officer	—
Andrew L. Guggenhime Chief Financial Officer	50,000
Christopher Horan(2) Chief Technical Operations Officer	—
Lori Lyons-Williams Chief Commercial Officer	60,000
Luis C. Peña Chief Development Officer	50,000
(1)	50% of the total shares vest on May 17, 2019 and 50% of the total shares vest on May 17, 2020, subject to the executive’s continuous status as a service provider.
(2)	Mr. Horan did not receive a retention grant as he joined as our chief technical operations officer in April 2018.

Employment Agreements and Offer Letters

We have entered into at-will employment agreements or offer letters with each of our named executive officers. Each of these arrangements was approved by our then current chief executive officer, our compensation committee or our board of directors. Certain of these at-will employment agreements and offers with our named executive officers provided for certain payments and benefits in the event of a qualifying termination of employment, however, such terms have been superseded by severance and change in control agreements, as described below.

Thomas G. Wiggans. On August 18, 2010, we entered into an at-will employment agreement with Mr. Wiggans in connection with his appointment as our chief executive officer, which we subsequently amended and restated on August 4, 2011. The terms and conditions of his amended employment agreement provided for an annual base salary, subject to adjustment from time to time, eligibility for certain equity awards and eligibility for an annual bonus, health insurance and other employee benefits as we establish for our employees from time to time. Additionally, Mr. Wiggans’ employment agreement included certain terms relating to severance benefits in the event of termination of employment without cause or in connection with a change in control transaction, which were superseded by the terms of a severance and change in control agreement entered into in September 2014, as described below.

Andrew L. Guggenhime. On April 24, 2014, we entered into an at-will employment offer letter with Mr. Guggenhime in connection with his appointment as our chief operating officer and chief financial officer. The terms and conditions of his employment offer letter provided for an annual base salary, subject to adjustment from time to time, eligibility for certain equity awards and eligibility for an annual bonus, health insurance and other employee benefits as we establish for our employees from time to time. Additionally, Mr. Guggenhime’s employment offer letter included certain terms relating to severance benefits in the event of termination of employment without cause or in connection with a change in control transaction, which were superseded by the terms of a severance and change in control agreement entered into in September 2014, as described below.

Christopher Horan. In March 2018, we entered into an at-will employment offer letter with Mr. Horan in connection with his appointment as chief technical operations officer, commencing in April 2018. The terms and conditions of Mr. Horan’s employment offer letter provided for an annual base salary of $400,000, subject to adjustment from time to time, eligibility for an annual bonus of up to 40% of base salary, the grant of an option to purchase 140,000 shares of our common stock, with a purchase price equal to the fair market value on the date of grant as approved by our board of directors, the grant of 80,000 restricted stock units with respect to our common stock and health insurance and other employee benefits as we establish for our employees from time to time. Mr. Horan’s employment offer letter also provided him with a signing bonus of $200,000, which would be repaid in certain amounts as described therein if Mr. Horan ceased employment with us prior to March 31, 2019. In satisfaction of the terms of the offer letter, Mr. Horan received an option grant to purchase 140,000 shares of our common stock and 80,000 restricted stock units with respect to our common stock in April 2018. Additionally, we entered into a severance and change in control agreement, as described below, with Mr. Horan in October 2018.

Lori Lyons-Williams. On December 5, 2016, we entered into an at-will employment offer letter with Ms. Lyons-Williams in connection with her appointment as chief commercial officer. The terms and conditions of Ms. Lyons-Williams’ employment offer letter provided for an annual base salary, subject to adjustment from time to time, eligibility for an annual bonus, eligibility for certain equity awards and health insurance and other employee benefits as we establish for our employees from time to time. Ms. Lyons-Williams’ employment offer letter also provided her with assistance with her relocation to the San Francisco Bay Area, including travel, hotel and meal expenses for Ms. Lyons-Williams and her family to make up to two house-hunting trips to the Bay Area, reasonable travel expenses in connection with the move to the Bay Area, expenses related to the shipment of household goods and automobiles to the Bay Area up to a maximum of $25,000, reimbursement of closing costs and realtor fees (and other relocation incidentals) on the sale of Ms. Lyons-Williams’ prior home and/or purchase of new home in the Bay Area up to a maximum of $110,000, and temporary lodging for Ms. Lyons-Williams and her family in the Bay Area for up to a maximum of three months. Additionally, we entered into a severance and change in control agreement, as described below, with Ms. Lyons-Williams in December 2016.

Luis C. Peña. On June 1, 2011, we entered into an at-will employment offer letter with Mr. Peña in connection with his appointment as our vice president, product development, which we subsequently amended and restated on August 3, 2011 and July 17, 2012. The terms and conditions of his amended and restated employment offer letter provided for an annual base salary, subject to adjustment from time to time, and eligibility for an annual bonus, health insurance and other employee benefits as we establish for our employees from time to time. Additionally, Mr. Peña’s employment offer letter included certain terms relating to severance benefits in the event of termination of employment without cause or in connection with a change in control transaction, which were superseded by the terms of a severance and change in control agreement entered into in September 2014, as described below.

Termination or Change in Control Arrangements

In September 2014, we adopted a severance and change in control policy applicable to our named executive officers and certain other employees, which superseded all previous severance and change of control arrangements we had entered into with our named executive officers. The severance and change in control agreement has a term of three years, which renews unless we provide written notice of non-renewal.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated without cause or as a result of good reason, each as defined in the applicable agreement, in either case, within the period commencing three months prior to and ending 12 months following the transaction.

We believe the structure of our “double trigger” change of control arrangements protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change of control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirers, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to stockholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our stockholders.

In the event that payments made under any of our change of control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Code, our change of control agreements provide that the executive officer will receive either (i) a reduced amount of severance benefits otherwise payable to the executive officer so that such severance benefits will not be subject to excise tax for purposes of Sections 280G and 4999 of the Code or (ii) the full amount of severance benefits to the executive officer (but with no tax “gross- up”), whichever produces the better after-tax result for the executive officer. We will not pay any “gross up” or additional amount to the executive to offset the impact of the excise tax under 280G.

Additional details regarding our severance and change in control policy, including estimates of amounts payable in specified circumstances as of the last day of fiscal year 2018, are disclosed in the “Executive Compensation—Potential Payments upon Termination or Change of Control” table contained in this proxy statement.

Housing Assistance Arrangements

In June 2017, our compensation committee approved a housing assistance arrangement for Ms. Lyons-Williams to assist in her purchase of a permanent residence in the Bay Area. The housing assistance arrangement provides for gross cash payments to Ms. Lyons-Williams on the last day of each month beginning June 30, 2017 for a three-year period equal to $10,000 monthly for the first 12-month period, $9,000 monthly for the second 12-month period and $8,000 monthly for the third 12-month period, in each case, subject to applicable tax withholdings. Ms. Lyons-Williams will be entitled to receive the payments so long as she remains employed with us in a full-time capacity. If she ceases to be employed with us in a full-time capacity prior to June 30, 2020 (other than pursuant to a qualifying termination during a change in control period (as defined in our standard form of severance and change in control agreement)), she will not receive any additional payments but will be entitled to keep all previous cash payments. In the event that Ms. Lyons-Williams remains employed with us in a full-time capacity until the beginning of the change in control period, then, in connection with Ms. Lyons-Williams’ qualifying termination during a change in control period, she will receive all remaining cash payments that have not yet been paid pursuant to the housing assistance arrangement in a cash lump-sum, which will be made on the 60th day following such qualifying termination, provided that Ms. Lyons-Williams has executed a general release (as provided in the severance and change in control agreement) and any rescission period applicable to the executed general release has expired.

Other Employee Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we believe are comparable to those provided at peer companies. We do not provide perquisites or other personal benefits to our executive officers, including our named executive officers, except reimbursement of relocation costs in connection with recruitment, as applicable.

Other Compensation Policies and Tax and Accounting Considerations

Derivatives Trading and Hedging Policy. Our insider trading policy prohibits the use of puts, calls and shorts related to our shares by our directors, officers and employees.

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017 will continue to be deductible pursuant to this transition rule. However, because of uncertainties in the interpretation and implementation of the changes to Section 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility.

No Gross-ups of Parachute Payments and Deferred Compensation. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during the year ended December 31, 2018, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

Rule 10b5-1 Sales Plans. Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. The adoption, amendment, termination and certain other actions with respect to Rule 10b5-1 plans must comply with the terms of our Insider Trading Policy.

Accounting for Stock-Based Compensation. The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Risk Considerations

Our compensation committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and our compensation committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described in further detail in this “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. In 2018, the compensation committee and management considered whether our compensation programs for employees created incentives for employees to take excessive or unreasonable risks that could materially harm our company. The compensation committee believes that our compensation plans are typical for companies in our industry and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of our compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.

The compensation committee oversees our compensation policies, plans and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Compensation Committee

Fred B. Craves (Chair)
Matthew K. Fust
William R. Ringo

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the years ended December 31, 2016, 2017 and 2018, except as otherwise noted:

Named Executive Officer	Year(1)	Salary ($)	Bonus ($)		Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Thomas G. Wiggans Chief Executive Officer	2018	572,500	—		2,766,103	706,250	326,325(3)	—		4,371,178
	2017	525,000	—		3,871,770	1,015,200	393,750(4)	—		5,805,720
	2016	500,000	—		2,894,871	791,100	312,500(5)	—		4,498,471
Andrew L. Guggenhime Chief Financial Officer	2018	406,930	—		1,051,090	747,375	154,633(3)	—		2,360,028
	2017	380,290	—		1,532,497	401,850	190,150(4)	—		2,504,787
	2016	367,430	—		1,145,816	313,144	183,715(5)	—		2,010,104
Christopher Horan(6) Chief Technical Operations Officer	2018	300,000	200,000	(7)	933,220	811,200	113,688(3)	—		2,358,108
Lori Lyons-Williams(8) Chief Commercial Officer	2018	392,040	—		1,175,514	875,098	148,975(3)	113,000		2,704,627
	2017	360,000	—		2,035,826	—	180,000(4)	303,395	(9)	2,879,221
Luis C. Peña Chief Development Officer	2018	409,170	—		1,175,552	779,298	155,485(3)	—		2,519,504
	2017	382,400	—		1,048,549	274,950	167,300(4)	—		1,873,199
	2016	358,719	—		1,126,205	263,700	156,925(5)	—		1,905,549
(1)	Excludes information relating to compensation paid during the year(s) in which executive was not a named executive officer for such year.
(2)	The amounts reported in the Option Awards and Stock Awards columns represent the grant date fair value of the equity awards granted to the named executive officers during the applicable year ended as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the awards are set forth in Notes 2 and 9 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Note that the amounts reported in these columns reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(3)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2018 represent bonuses earned by our named executive officers under the 2018 cash incentive bonus plan approved by our compensation committee for the year ended December 31, 2018. Under the bonus plan, Mr. Wiggans was eligible for a target bonus of up to 60% of his base salary and each other named executive officer was eligible for a target bonus of up to approximately 40% of his/her base salary. Our compensation committee determined the actual amounts of the incentive bonuses following the end of the year ended December 31, 2018 based on achievement of our corporate objectives and individual performance. We paid bonuses of 95% of the target bonuses set for the named executive officers based on performance relative to targets.
(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2017 represent bonuses earned by our named executive officers under the 2017 cash incentive bonus plan approved by our compensation committee for the year ended December 31, 2017. Under the bonus plan, Mr. Wiggans was eligible for a target bonus of up to 60% of his base salary, Mr. Guggenhime and Ms. Lyons-Williams were eligible for a target bonus of up to approximately 40% of his/her base salary and Mr. Peña was eligible for a target bonus of up to 35% of his base salary. Our board of directors determined the actual amounts of the incentive bonuses following the end of the year ended December 31, 2017 based on achievement of our corporate objectives. We paid bonuses of 125% of the target bonuses set for the named executive officers based on performance relative to targets.
(5)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2016 represent bonuses earned by our named executive officers under the 2016 cash incentive bonus plan approved by our compensation committee for the year ended December 31, 2016. Under the bonus plan, Mr. Wiggans was eligible for a target bonus of up to 50% of his base salary, Mr. Guggenhime was eligible for a target bonus of up to approximately 40% of his base salary and Mr. Peña was eligible for a target bonus of up to 35% of his base salary. Our board of directors determined the actual amounts of the incentive bonuses following the end of the year ended December 31, 2016 based on our achievement of our corporate objectives. We paid bonuses of 125% of the target bonuses set for the named executive officers based on performance relative to targets.
(6)	Mr. Horan joined us as chief technical operations officer in April 2018. The base salary and non-incentive plan compensation included for Mr. Horan in the summary compensation table are prorated to reflect his partial year of employment.
(7)	Represents a signing bonus pursuant to the terms of Mr. Horan’s offer letter in connection with commencement of his employment with us.
(8)	Ms. Lyons-Williams joined us as chief commercial officer in December 2016.
(9)	Represents housing assistance payments.

2018 Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to the named executive officers in 2018:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards(2): Number of Shares of Stock or Units	All Other Stock Awards(2): Number of Securities Underlying Options	Exercise or Base Price of Equity Awards ($/share)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Named Executive Officer	Grant Date	Type of Award	Minimum ($)	Threshold ($)	Maximum ($)
Thomas G. Wiggans Chief Executive Officer	01/23/18	Cash	206,100	343,500	429,375	—	—	—	—
	02/15/18	Option				—	150,000	28.25	2,766,103
	02/15/18	RSU				25,000	—	—	3,472,353
Andrew L. Guggenhime Chief Financial Officer	01/23/18	Cash	97,633	162,772	203,465	—	—	—	—
	02/15/18	Option				—	57,000	28.25	1,051,090
	02/15/18	RSU				9,500	—	—	268,375
	08/15/18	RSU				50,000	—	—	479,000
Christopher Horan(5) Chief Technical Operations Officer	04/02/18	Cash	72,000	120,000	150,000	—	—	—	—
	05/07/18	Option				—	140,000	10.14	933,220
	05/07/18	RSU				80,000	—	—	811,200
Lori Lyons-Williams Chief Commercial Officer	01/23/18	Cash	94,090	156,816	196,020	—	—	—	—
	02/15/18	Option				—	63,750	28.25	1,175,514
	02/15/18	RSU				10,630	—	—	300,298
	08/15/18	RSU				60,000	—	—	574,800
Luis C. Peña Chief Development Officer	01/23/18	Cash	98,200	163,668	204,585	—	—	—	—
	02/15/18	Option				—	63,750	28.25	1,175,514
	02/15/18	RSU				10,630	—	—	300,298
	08/15/18	RSU				50,000	—	—	479,000
(1)	Reflects the value of potential payout targets under our 2018 cash incentive bonus plan. Actual payout amounts under this plan are as disclosed in the “Summary Compensation Table” above. The 2018 cash bonus plan did not have a minimum.
(2)	The equity incentive plan awards were granted in accordance with our objectives for long-term equity incentive awards as described in the “Compensation Discussion and Analysis—Long-Term Equity Incentive Awards.” All equity grants were made pursuant to our 2014 Equity Incentive Plan except Mr. Horan’s equity grants, which were made pursuant to our 2018 Equity Inducement Plan.
(3)	Based upon the closing sale price of our common stock as reported on The Nasdaq Global Select Market on the date of grant.
(4)	Represents the grant date fair value of the equity awards granted to the named executive officers as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in Notes 2 and 9 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(5)	Mr. Horan joined as our chief technical operations officer in April 2018 and, therefore, was not eligible to receive equity grants in February 2018 or August 2018.

2018 Option Exercises and Stock Vested

The following table provides additional information about the value realized by the named executive officers on option award exercises and the vesting of restricted stock unit awards during 2018:

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas G. Wiggans Chief Executive Officer	10,000	104,940	20,500	196,390
Andrew L. Guggenhime Chief Financial Officer	—	—	8,075	77,359
Christopher Horan Chief Technical Operations Officer	—	—	—	—
Lori Lyons-Williams Chief Commercial Officer	—	—	1,063	10,184
Luis C. Peña Chief Development Officer	—	—	6,500	62,270
(1)	Based upon the closing sale price of our common stock as reported on The Nasdaq Global Select Market on the vesting date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the named executive officers, information regarding outstanding equity awards held as of December 31, 2018.

Named Executive Officers		Option Awards							Stock Awards
			Number of Securities Underlying Unexercised Options (#)							Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(2)($)
	Grant Date(1)	Total Securities Underlying Award Granted (#)	Exercisable		Unexercisable		Exercise Price ($)	Expiration Date	Total Securities Underlying Award Granted (#)
Thomas G. Wiggans	10/04/2011	253,642	164,642		—		0.986	10/03/2021
Chief Executive Officer	01/04/2013	184,349	179,349		—		1.218	01/03/2023
	07/11/2013	98,430	98,430		—		1.74	07/10/2023
	10/02/2014	355,170	355,170		—		16.00	10/01/2024
	02/05/2016	180,000	131,250	(3)	48,750		26.37	02/04/2026
	02/05/2016								30,000	9,000(4)	64,710
	02/17/2017	180,000	86,250	(5)	93,750		33.84	02/16/2027
	02/17/2017								30,000	18,000(6)	129,420
	02/15/2018	150,000	34,275	(7)	115,625		28.25	02/14/2028
	02/15/2018								25,000	22,500(8)	161,775

Andrew L. Guggenhime	06/05/2014	180,513	120,513		—		5.51	06/04/2024
Chief Financial Officer	10/02/2014	140,527	140,527		—		16.00	10/01/2024
	02/05/2016	71,250	51,953	(3)	19,297		26.37	02/04/2026
	02/05/2016								11,875	3,562(4)	25,611
	02/17/2017	71,250	34,141	(5)	37,109		33.84	02/16/2027
	02/17/2017								11,875	7,125(6)	51,229
	02/15/2018	57,000	13,063	(7)	43,937		28.25	02/14/2028
	02/15/2018								9,500	8,550(8)	61,475
	08/15/2018								50,000	50,000(9)	359,500

Christopher Horan	05/07/2018	140,000	—		140,000	(10)	10.14	05/06/2028
Chief Technical Operations Officer	05/07/2018								80,000	80,000(11)	575,200

Lori Lyons-Williams	01/09/2017	100,000	50,000	(12)	50,000		31.87	01/08/2027
Chief Commercial Officer	02/15/2018	63,750	14,609	(7)	49,141		28.25	02/14/2028
	02/15/2018								10,630	9,567(8)	68,787
	08/15/2018								60,000	60,000(9)	431,400

Luis C. Peña	10/04/2011	94,827	91,827		—		0.986	10/03/2021
Chief Development Officer	01/04/2013	32,506	32,506		—		1.218	01/03/2023
	07/11/2013	84,260	71,397		—		1.74	07/10/2023
	10/02/2014	67,240	67,240		—		16.00	10/01/2024
	02/05/2016	60,000	43,750	(3)	16,250		26.37	02/04/2026
	02/05/2016	10,000	7,083	(13)	2,917		26.37	02/04/2026
	02/05/2016								10,000	3,000(4)	21,570
	02/17/2017	48,750	23,359	(5)	25,391		33.84	02/16/2027
	02/17/2017								8,125	4,875(6)	35,051
	02/15/2018	63,750	14,609	(7)	49,141		28.25	02/14/2028
	02/15/2018								10,630	9,567(8)	68,787
	08/15/2018								50,000	50,000(9)	359,500
(1)	Outstanding equity awards granted prior to October 2, 2014 were granted under our 2010 Equity Incentive Plan. Outstanding equity awards granted on or after October 2, 2014 were granted under our 2014 Equity Incentive Plan other than outstanding equity awards granted to Mr. Horan, which were granted under our 2018 Equity Inducement Plan. In general, the unvested portion of the shares subject to an equity award will expire prior to the option’s stated expiration date in the event of the optionee’s termination of employment. See “Potential Payments upon Employment Termination and Change of Control Events” for additional information.

(2)	Based on the closing stock price of our common stock of $7.19 per share on December 31, 2018 (the last trading day in 2018), as reported on The Nasdaq Global Select Market.
(3)	1/48th of the shares underlying the stock option vest monthly, subject to the executive’s continuous status as a service provider, with the first vesting date on February 1, 2016.
(4)	10% of the total shares underlying the restricted stock unit vest on August 15, 2016 and 30% of the total shares underlying the restricted stock unit vest each year thereafter, subject to the executive’s continuous status as a service provider.
(5)	1/48th of the shares underlying the stock option vest monthly, subject to the executive’s continuous status as a service provider, with the first vesting date on February 1, 2017.
(6)	10% of the total shares underlying the restricted stock unit vest on August 15, 2017 and 30% of the total shares underlying the restricted stock unit vest each year thereafter, subject to the executive’s continuous status as a service provider.
(7)	1/48th of the shares underlying the stock option vest monthly, subject to the executive’s continuous status as a service provider, with the first vesting date on February 1, 2018.
(8)	10% of the total shares underlying the restricted stock unit vest on August 15, 2018 and 30% of the total shares underlying the restricted stock unit vest each year thereafter, subject to the executive’s continuous status as a service provider.
(9)	50% of the total shares underlying the restricted stock unit vest on May 17, 2019 and 50% of the total shares underlying the restricted stock unit vest on May 17, 2020, subject to the executive’s continuous status as a service provider.
(10)	25% of the shares underlying the stock option vest on April 2, 2019 and 1/48th of the shares underlying the stock option vest each month thereafter, subject to the executive’s continuous status as a service provider.
(11)	1/3 of the total shares underlying the restricted stock unit vest on May 17, 2019 and each year thereafter, subject to the executive’s continuous status as a service provider.
(12)	25% of the shares underlying the stock option vest on December 12, 2017 and 1/48th of the shares underlying the stock option vest each month thereafter, subject to the executive’s continuous status as a service provider.
(13)	1/48th of the shares underlying the stock option vest monthly, subject to the executive’s continuous status as a service provider, with the first vesting date on March 1, 2016.

Payments in Connection with a Termination or Change in Control

As discussed above, we have adopted a severance and change in control policy applicable to our named executive officers and certain other employees, which superseded all previous severance and change of control arrangements we had entered into with our named executive officers. The severance and change in control agreement has a term of three years, which renews unless we provide written notice of non-renewal. The potential payouts upon termination and termination in connection with a change in control include the following terms:

Termination. If we terminate the employment of a named executive officer without cause (as defined in the severance and change in control agreement), or such named executive officer resigns for good reason (as defined in the severance and change in control agreement), and such named executive officer has executed a general release of claims in a form prescribed by us, such named executive officer would be entitled to:

•	severance in the amount of 12 months of his then current annual base salary for Mr. Wiggans and nine months of their then current annual base salary for each of the other named executive officers, paid in accordance with our standard payroll procedures; and
•	if such named executive officer has elected to continue his or her health insurance coverage, the monthly benefits premium under COBRA for 12 months for Mr. Wiggans and for nine months for each of the other named executive officers.

Termination in Connection with a Change of Control. If, three months prior to a change in control (as defined in the severance and change in control agreement) or 12 months following a change of control, we terminate a named executive officer’s employment without cause or such named executive officer resigns for good reason, and such named executive officer has executed a general release of claims in a form prescribed by us, such named executive officer would be entitled to:

•	severance in the amount of (1) 18 months of his then current annual base salary for Mr. Wiggans and 15 months of his or her then current annual base salary for each of the other named executive officers, and (2) 150% of the annual target bonus for Mr. Wiggans and 125% of the annual target bonuses for each of the other named executive officers, in each case paid in a lump sum in accordance with our standard payroll procedures;
•	if such named executive officer has elected to continue his or her health insurance coverage, the monthly benefits premium under COBRA for 18 months for Mr. Wiggans and for 15 months for each of the other named executive officers; and
•	the shares underlying all unvested equity awards held by each such named executive officer immediately prior to such termination will become 100% vested and exercisable.

In addition, if three months prior to a change in control (as defined in the severance and change in control agreement) or 12 months following a change of control, we terminate Ms. Lyons-Williams’ employment without cause or she resigns for good reason, and she has executed a general release of claims in a form prescribed by us she would be entitled to all then-remaining cash payments that have not yet been paid pursuant to the housing assistance arrangement approved by our compensation committee in June 2017, as discussed above.

The table below presents estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective qualifying terminations as of December 31, 2018:

Named Executive Officer	Termination not in connection with Change of Control		Termination in connection with Change of Control
	Cash Severance ($)	COBRA Reimbursement ($)	Cash Severance ($)	COBRA Reimbursement ($)	Acceleration of Unvested Equity Awards ($)(1)
Thomas G. Wiggans Chief Executive Officer	572,500	31,449	1,374,000	47,173	355,905
Andrew L. Guggenhime Chief Financial Officer	305,198	23,586	712,128	39,311	497,814
Christopher Horan(2) Chief Technical Operations Officer	300,000	23,586	650,000	39,311	575,200
Lori Lyons-Williams Chief Commercial Officer	294,030	23,586	686,070	39,311	500,187
Luis C. Peña Chief Development Officer	306,878	23,586	716,048	39,311	484,908
(1)	We estimate the value of the acceleration of options and RSUs held by the named executive officer based on the closing stock price of our common stock of $7.19 per share on December 31, 2018 (the last trading day in 2018), as reported on The Nasdaq Global Select Market, the number of unvested RSUs as of December 31, 2018 and the number of unvested options held by such named executive officer as of December 31, 2018 with an exercise price below the closing stock price of our common stock on December 31, 2018.
(2)	Cash severance amounts are based on annual base salary of $400,000.

Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. As disclosed in the Summary Compensation Table, the 2018 annual total compensation for our chief executive officer was $4,371,178. The median of the 2018 annual total compensation for all our employees was $212,539. Accordingly, our ratio of the 2018 annual total compensation of our chief executive to the median of the 2018 annual total compensation of all our employees (excluding our chief executive officer) is 21 to 1. We believe this ratio, which was calculated in a manner consistent with Item 402(u), to be a reasonable estimate, based upon the assumptions and adjustments described below.

Identifying the Median Employee. We recalculated our median employee for 2018 given the significant growth in our employee population to support our commercial launch of QBREXZA. We identified our median employee, taking into account all 320 individuals, excluding our chief executive officer, who were employed by us on a worldwide basis as of December 31, 2018 (the “employee population determination date”), whether employed on a full-time, part-time, seasonal or temporary basis, including employees on a partial year leave of absence. We did not include any contractors or other non-employee workers in our employee population.

Compensation Measures and Methodology. The compensation measures used for purposes of identifying the median employee included cash compensation paid between January 1, 2018 and December 31, 2018 and the grant date fair value of equity awards granted between January 1, 2018 and December 31, 2018. Cash compensation included, as applicable, salary or wages plus overtime and payments under our annual incentive bonus plan with respect to the 2018 performance period that were paid in 2019. Equity awards included all new hire and “refresh” equity awards granted in 2018. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on the employee population determination date. For permanent employees hired during 2018, we annualized their base salary or wages as if they had been employed for the entire measurement period. We did not make any cost-of-living adjustments for employees outside of the United States.

Using this methodology, we identified two individuals at the median (because there was an even number of employees as of the determination date) but both were considered anomalous, as one was a 2018 hire that did not work the full year, and the other received an extraordinary equity grant during 2018. As a result, we exercised discretion permitted by the rule to identify a different employee near the median, whose compensation was closest to the estimated median compensation, based on the methodology identified above. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our chief executive officer as set forth in the 2018 Summary Compensation Table as set forth in this proxy statement.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2018 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2010 Equity Incentive Plan, 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan and 2018 Equity Inducement Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights(#)	Weighted-average exercise price of outstanding options and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	7,329,174(2)	$16.19	2,229,109	(3)
Equity compensation plans not approved by security holders	1,192,545(4)	$11.58	7,455	(5)
Total	6,317,575(2)	$18.26	1,590,508
(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Includes 6,002,270 outstanding, unexercised options and 1,326,904 unvested RSUs issued pursuant to our 2010 Equity Incentive Plan and our 2014 Equity Incentive Plan. Excludes purchase rights accruing under the 2014 Employee Stock Purchase Plan.
(3)	Includes 1,229,558 shares that remain available for purchase under the 2014 Employee Stock Purchase Plan and 999,551 shares of common stock that remain available for grant under the 2014 Equity Incentive Plan. Any such shares of common stock that are subject to outstanding awards under the 2010 Equity Incentive Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be forfeited and will be available for future grant and issuance under the 2014 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2014 Equity Incentive Plan will increase automatically on the first day of January in each year through 2024 by the number of shares equal to the lesser of 4% of the total issued and outstanding shares of our common stock as of the immediately preceding December 31 (rounded down to the nearest whole share) and a number of shares approved by our board of directors. Similarly, the number of shares reserved for issuance under our 2014 Employee Stock Purchase Plan will increase automatically on the first day of January in each year through 2024 by the number of shares equal to the lesser of 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 (rounded down to the nearest whole share) and a number of shares approved by our board of directors or our compensation committee.
(4)	Includes 947,945 outstanding, unexercised options and 244,600 unvested RSUs issued pursuant to our 2018 Equity Inducement Plan (“2018 Equity Inducement Plan”), which provides for the granting of nonstatutory stock options and restricted stock units to newly hired employees as a material inducement to their acceptance of employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). The terms of the 2018 Equity Inducement Plan are substantially similar to our 2014 Equity Incentive Plan excluding the terms required to comply with Nasdaq Listing Rule 5635(c)(4).
(5)	Includes shares that remain available for grant under the 2018 Equity Inducement Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related party transactions policy. Under this policy, the audit committee reviews transactions that may be “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Additionally, on an annual basis, the audit committee reviews previously approved or ratified related party transactions that remain ongoing to determine if it is in our and our stockholders’ best interests to continue, modify or terminate such transaction. For purposes of the policy, a related person is a person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer or nominee for director; a beneficial owner of greater than 5% of our common stock; or a member of the immediate family of any of the foregoing. Our related-party transactions policy sets forth the procedures for the identification, review, consideration and approval of related party transactions.

Other than the compensation arrangements, including employment, severance and change in control arrangements and indemnification arrangements discussed above in the section entitled “Executive Compensation,” since January 1, 2018, the following is the only transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our common stock or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.

MyHealthTeams Agreement

In September 2017, we entered into a service agreement (the “MHT Agreement”) with MyHealthTeams, Inc. (“MHT”) pursuant to which we agreed to pay MHT fees of approximately $500,000 for services relating to our hyperhidrosis disease state awareness campaign (the “MHT Transaction”). We incurred approximately $250,000 in fees payable to MHT under the terms of the MHT Agreement in 2017. The MHT Agreement was terminated in December 2018. Mark McDade, a member of our board of directors, currently serves as a member of the MHT board of directors and as a managing partner of Qiming Venture Capital US, which owns more than 5% of MHT’s outstanding capital stock. Our audit committee reviewed and approved the MHT Transaction pursuant to the terms of our related party transactions policy.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Our bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Dermira, Inc., 275 Middlefield Road, Suite 150, Menlo Park, California 94025, Attn: Corporate Secretary.

To be timely for the 2020 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Pacific Time on February 20, 2020 and not later than 5:00 p.m. Pacific Time on March 21, 2020. However, if the date of our 2020 annual meeting of stockholders is advanced by more than 30 days before or delayed by more than 60 days after the one-year anniversary of the date of the Annual Meeting, then, for notice to the stockholder to be timely, it must be delivered to the Corporate Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to the currently proposed annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2020 annual meeting of stockholders must be received by us not later than December 26, 2019 in order to be considered for inclusion in our proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2018, except a late Form 4 report filed on September 11, 2018 relating to the grant of 50,000 restricted stock units on August 15, 2018 to Luis Peña, our Chief Development Officer.

Available Information

We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2018, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
Dermira, Inc.
275 Middlefield Road, Suite 150
Menlo Park, California 94025
Attn: Investor Relations

The annual report is also available at https://dermira.com/10kreport.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call American Stock Transfer & Trust Company, LLC, our transfer agent, at (800) 937-5449 or visit www.amstock.com with questions about electronic delivery.

“Householding”—Stockholders Sharing the Same Last Name and Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our annual report and proxy materials, including the Notice of Internet Availability, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who wish to participate in householding will continue to receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address currently receive multiple copies of the annual report and proxy materials, including the Notice of Internet Availability, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our mailing agent, Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently participate in householding but do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Services, Inc. to update our records, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Upon written or oral request, we will promptly deliver a separate copy of our annual report and proxy materials, including the Notice of Internet Availability, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our annual report and proxy materials, including the Notice of Internet Availability, please contact our Investor Relations department either by calling (650) 421-7200 or by writing to Dermira Investor Relations, 275 Middlefield Road, Suite 150, Menlo Park, California 94025.

Beneficial owners can request information about householding from their broker, banks, trustee, or other nominee.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DERMIRA, INC.
275 MIDDLEFIELD ROAD
SUITE 150
MENLO PARK, CA 94025

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E77432-P23335 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DERMIRA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Elect three Class II directors of Dermira, Inc., each to serve a three-year term expiring at the 2022 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Eugene A. Bauer
02) David E. Cohen
03) Fred B. Craves

The Board of Directors recommends you vote FOR proposals 2 and 3.

4. Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E77433-P23335

DERMIRA, INC.
Annual Meeting of Stockholders
June 4, 2019 10:00 AM (Pacific Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas G. Wiggans and Andrew L. Guggenhime, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DERMIRA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM (Pacific Time) on June 4, 2019, at Dermira, Inc.'s headquarters located at 275 Middlefield Road, Suite 150, Menlo Park, California 94025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side